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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PACWEST BANCORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

10250 Constellation Boulevard, Suite 1640
Los Angeles, CA 90067

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 10, 2011

        The 2011 Annual Meeting of Stockholders (the "Annual Meeting") of PacWest Bancorp ("PacWest," the "Company," "we" or "our") will be held on Tuesday, May 10, 2011 at 10:30 a.m. Pacific Time at The Jonathan Club, 850 Palisades Beach Road, Santa Monica, CA 90403 for the following purposes:

  1.
  Election of Directors.    To elect thirteen (13) members of the Board of Directors who shall hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified.

  2.
  Ratification of Appointment of Independent Auditors.    To approve a proposal to ratify the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 2011.

  3.
  Advisory Vote on Executive Compensation.    To consider and vote upon an advisory (non-binding) proposal to approve the compensation of the Company's named executive officers.

  4.
  Frequency of Future Advisory Votes on Executive Compensation.    To consider and vote upon an advisory (non-binding) proposal regarding whether an advisory vote on the compensation of the Company's named executive officers should be held every one, two or three years.

  5.
  Adjournments.    To consider and act upon a proposal to approve, if necessary, an adjournment or postponement of the Annual Meeting to solicit additional proxies.

  6.
  Other Business.    To consider and act upon such other business and matters or proposals as may properly come before the Annual Meeting or any adjournments or postponements thereof.

        The Board of Directors has fixed the close of business on March 25, 2011 as the Record Date for determining which stockholders have the right to receive notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.

        YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE DIRECTOR NOMINEES PROPOSED BY THE BOARD, THAT YOU SELECT "3 YEARS" FOR THE PROPOSAL REGARDING THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AND THAT YOU VOTE "FOR" EACH OF THE OTHER PROPOSALS. THE BACKGROUND OF EACH OF THE DIRECTOR NOMINEES AND A DESCRIPTION OF THE OTHER PROPOSALS ARE DESCRIBED IN DETAIL IN THE ACCOMPANYING PROXY STATEMENT.

        You are cordially invited to attend the Annual Meeting. A Proxy Statement, form of proxy, and a copy of the Company's Annual Report for the fiscal year ended December 31, 2010 accompany this notice.

        Your vote is important.    Whether or not you plan to attend the Annual Meeting, please take the time to vote by completing and mailing the enclosed proxy card or by voting via the Internet or telephone according to the instructions on the proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote "FOR" the slate of director nominees recommended by the Board, as a vote to select "3 years" for the proposal regarding the frequency of future advisory votes on executive compensation and as a vote "FOR" each of the other proposals.

        Whether or not you plan to attend the Annual Meeting, please vote as soon as possible to make sure that your shares are represented at the Annual Meeting. Voting by proxy will not prevent you from voting in person if you choose to attend the Annual Meeting.

        If you plan to attend the Annual Meeting, please note that admission to the Annual Meeting will be on a first-come, first-served basis. You may obtain directions to The Jonathan Club, 850 Palisades Beach Road, Santa Monica, CA 90403 by calling the Jonathan Club directly at (310) 393-9245. Each stockholder who attends may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts ("street name" holders) will also need to bring a copy of a brokerage account statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

        Thank you in advance for your cooperation and continued support. We look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors,
/s/ LYNN M. HOPKINS Lynn M. Hopkins, Corporate Secretary

Los Angeles, California
April 5, 2011

PROXY STATEMENT
FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2011

 INTRODUCTION

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors" or the "Board") of PacWest Bancorp, a Delaware corporation ("PacWest," the "Company," "we" or "our"), to be used at our 2011 Annual Meeting of Stockholders (the "Annual Meeting") and at any postponements or adjournments thereof. The Annual Meeting is scheduled to be held as follows:

Date:	Tuesday, May 10, 2011
Time:	10:30 a.m., Pacific time
Place:	The Jonathan Club 850 Palisades Beach Road Santa Monica, CA 90403

        This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about April 7, 2011.

Important Information Regarding the Availability of Proxy Materials for
the 2011 Annual Meeting of Stockholders to be Held on May 10, 2011.

This Proxy Statement and our Annual Report are available at our investor relations website at www.pacwestbancorp.com/stockholders.

 INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

        1.     What is being voted on at the Annual Meeting?

        The matters to be considered and voted upon at the Annual Meeting are as follows:

          1.     Election of Directors.    To elect thirteen (13) members of the Board of Directors who shall hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified.

          2.     Ratification of Appointment of Independent Auditors.    To approve a proposal to ratify the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 2011.

          3.     Advisory Vote on Executive Compensation.    To consider and vote upon an advisory (non-binding) proposal to approve the compensation of the Company's named executive officers.

          4.     Frequency of Future Advisory Votes on Executive Compensation.    To consider and vote upon an advisory (non-binding) proposal regarding whether an advisory vote on the compensation of the Company's named executive officers should be held every one, two or three years.

          5.     Adjournments.    To consider and act upon a proposal to approve, if necessary, an adjournment or postponement of the Annual Meeting to solicit additional proxies.

          6.     Other Business.    To consider and act upon such other business and matters or proposals as may properly come before the Annual Meeting or any adjournments or postponements thereof.

        2.     Who is entitled to vote? How many votes am I entitled to?

        Only stockholders of record as of the close of business on March 25, 2011 (the "Record Date") may vote at the Annual Meeting. According to Wells Fargo Shareowner Services, our transfer agent, there were 35,461,609 shares of common stock outstanding, excluding 1,756,437 shares of unvested time-based and performance-based restricted stock, held by approximately 1,661 stockholders as of the Record Date.

        Each holder of the Company's common stock is entitled to one vote for each share recorded in their name on the books of the Company as of the Record Date on any matter submitted to the stockholders for a vote, except that stockholders may vote their shares cumulatively for the election of directors if certain conditions are met at the Annual Meeting. Cumulative voting provides each stockholder with a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such stockholder, which such stockholder can then vote in favor of one or more nominees. For example, if you held 100 shares as of the Record Date, you would be entitled to 1,300 votes which you could then distribute among one or more nominees since there are thirteen (13) directors to be elected. Cumulative voting may only be exercised at the Annual Meeting if (i) the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to the voting; and (ii) at least one stockholder has given notice at the Annual Meeting prior to the voting of such stockholder's intention to cumulate his/her votes.

        3.     What is the vote necessary to approve each of the matters being considered at the Annual Meeting?

        The election of directors requires a plurality of the votes cast for the election of directors. Accordingly, the thirteen (13) directorships to be filled at the Annual Meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor or withheld with respect to any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

        The affirmative vote of the holders of a majority of the shares of common stock present at the Annual Meeting in person or by proxy and entitled to vote is required to approve (1) the ratification of the reappointment of KPMG LLP, (2) the advisory approval of the compensation of the Company's named executive officers, (3) the recommendation of the frequency of future advisory votes on the compensation of the Company's named executive officers, (4) any adjournment or postponement of the Meeting to solicit additional proxies, and (5) any other matters not included in this document that may properly be brought before the Annual Meeting.

        The recommendation of the frequency of future advisory votes on executive compensation permits stockholders to vote for a frequency of one, two or three calendar years. As a result, it is possible that no option receives the affirmative vote of the holders of a majority of the shares of common stock present at the Annual Meeting in person or by proxy and entitled to vote. If no frequency receives the affirmative vote of a majority on the matter, we will consider the frequency for future advisory votes on executive compensation receiving the greatest number of votes to be the frequency (every one, two or three years) recommended by stockholders.

        With respect to each matter to be acted upon, an abstention from voting will be treated as "present" for quorum purposes (other than in the election of directors). As such, shares present but not voted because of abstention will have the effect of a vote against the proposal to ratify the appointment of KPMG LLP as our independent auditor and the advisory vote on executive compensation but no effect on the outcome of the advisory vote on the frequency of future advisory votes on executive compensation. Broker non-votes (i.e., proxies from banks, brokers or other nominees indicating that such entities have not received instructions from the beneficial owners or other persons entitled to vote as to a matter which such bank, broker or other nominee does not have discretionary power to vote) will be treated as "present" for quorum purposes, but will not have an impact on the vote on any proposal.

        4.     If I hold shares of PacWest Bancorp common stock pursuant to the PacWest Bancorp 401(k) Plan, will I be able to vote?

        Yes. You will receive a proxy card for the shares allocated to your 401(k) plan account, which you should return as indicated on the instructions accompanying the proxy card.

        5.     How does the Board of Directors recommend I vote?

        The Board of Directors recommends a vote FOR each of the nominees for director, a vote to select "3 years" for the proposal regarding the frequency of future advisory votes on the compensation of the Company's named executive officers, and a vote FOR each of the other proposals.

        6.     How many shares must be represented at the Annual Meeting to constitute a "quorum"?

        A majority of the outstanding shares must be present at the Annual Meeting, either in person or by proxy, to constitute a quorum. There must be a quorum for the Annual Meeting to be held. If you return a signed proxy card, you will be counted as being present, even if you abstain from voting. Broker non-votes will also be counted as being present for purposes of determining a quorum.

        7.     What do I have to do to vote?

        Holders of record.    If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote by Internet or by telephone as indicated on the proxy card. You may also vote by mail by marking, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you mark the proxy card to show how you wish to vote, your shares will be voted as you direct. If you return a signed proxy card but do not mark the proxy card to show how you wish to vote, your shares will be voted FOR each of the Board of Directors' nominees for election as directors, FOR the ratification of the appointment of KPMG LLP as independent auditors, FOR the approval, on an advisory basis, of the compensation of the Company's named executive officers, FOR the selection of "3 years" for the proposal regarding the frequency of future advisory votes on the compensation of the Company's named executive officers, FOR adjournment or postponement of the Annual Meeting to solicit additional proxies, if needed, and otherwise in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the Annual Meeting. You may change or revoke your vote at any time before it is counted at the Annual Meeting by:

  •
  Notifying our Secretary at the address shown above in writing that you wish to revoke your proxy;

  •
  Submitting a later dated proxy card; or

  •
  Attending the Annual Meeting and voting in person.

Attending the Annual Meeting will not automatically revoke your prior proxy. You must comply with one of the methods indicated above in order to revoke your proxy.

        Street name holders.    If you hold your shares in "street name" (that is, through a bank, broker or other nominee), you should receive a proxy from your bank or brokerage firm asking you how you want to vote your shares. If you do not receive a proxy, you may contact such bank or brokerage firm in whose name your shares are registered and obtain a proxy from them. Please refer to the information in the materials provided by your bank or brokerage firm for an explanation of how to vote and how to change or revoke your vote and of the effect of not indicating a vote.

        8.     How will voting on any other business be conducted?

        We do not know of any business to be considered at the Annual Meeting other than the election of directors, the ratification of the appointment of KPMG LLP as the Company's independent auditors, the approval, on an advisory basis, of the compensation of the Company's named executive officers and the approval, on an advisory basis, of the frequency of an advisory vote on the compensation of the Company's named executive officers (and, if needed, adjournment or postponement of the Annual Meeting to solicit additional proxies). For holders of record, if any other business is properly presented at the Annual Meeting, any of the persons named on the proxy card as your designated proxies may vote on such matter in their discretion. If you hold your shares in "street name," please see the materials provided by your bank or brokerage firm for an explanation of how your shares will be voted on any other business.

        9.     Who pays the cost of soliciting proxies on behalf of the Company?

        The Company will pay the cost of preparing, assembling and mailing the proxy materials and soliciting proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and employees of the Company or its subsidiaries telephonically, electronically or by other means of communication. Such directors, officers and employees will receive no additional compensation for their services. We will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

        10.   Can I attend the Annual Meeting?

        Any stockholder entitled to vote at the Annual Meeting may attend the Annual Meeting and vote in person. You will need to bring a picture identification. If you hold shares in "street name" and would like to attend the Annual Meeting and vote in person, you will need to bring a picture identification and a brokerage account statement or other acceptable evidence of ownership of common stock as of the Record Date. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

        11.   How do I get more information about the Company?

        With this Proxy Statement, we are also sending you our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which includes our consolidated financial statements. If you did not receive our Annual Report, we will send it to you without charge. Our Annual Report includes a list of exhibits filed with the United States Securities and Exchange Commission (the "SEC"), but does not include the exhibits. If you wish to receive copies of the exhibits, please write to:

    Investor Relations
    PacWest Bancorp
    275 N. Brea Blvd.
    Brea, California 92821

        You may also send your request by facsimile to (714) 674-5377 or by e-mail to investor-relations@pacwestbancorp.com.

        We also maintain a website at http://www.pacwestbancorp.com where you may view, print and download our public filings. In addition, the SEC maintains a website at http://www.sec.gov that also contains our public filings.

        To reduce costs, we may send only one copy of the Annual Report and Proxy Statement to stockholders who share the same last name and address, unless we receive contrary instructions from you. We will continue to mail a proxy card to each record stockholder.

        If you prefer to receive multiple copies of the Annual Report and Proxy Statement at the same address, we will provide them to you promptly upon request. If your household is receiving multiple copies of the Annual Report and Proxy Statement, you may request to receive only one copy. If you hold your Company stock directly, you may contact us by writing to our mailing address or e-mail address listed above. If you hold your Company stock through a bank or broker, you should request additional copies of the Annual Report and Proxy Statement, or you may request to receive only one copy to your household, by notifying them.

BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT

        The following table sets forth information as of the Record Date regarding the beneficial owners of more than five percent of the outstanding shares of the Company's common stock (the only class of equity outstanding). To the Company's knowledge, based on the public filings which beneficial owners of more than five percent of the outstanding shares of the Company's common stock are required to make with the SEC, there are no other beneficial owners of more than five percent of the outstanding shares of the Company's common stock as of the Record Date other than those set forth below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Class(1)
CapGen Capital Group II, LP(2) 280 Park Avenue, 40th Floor, Suite 401 New York, New York 10017	3,846,153	10.8%
FMR LLC(3) 82 Devonshire Street Boston, Massachusetts 02109	3,460,400	9.8%
Lord, Abbett & Co. LLC(4) 90 Hudson Street Jersey City, NJ 07302	3,170,680	8.9%
BlackRock Inc.(5) 40 East 52nd Street New York, NY 10022	2,302,996	6.5%
State Street Corporation(6) One Lincoln Street Boston, MA 02111	1,853,710	5.2%

(1)
Based on 35,461,609 shares of common stock of the Company issued and outstanding as of March 25, 2011, excluding 1,756,437 shares of unvested time-based and performance-based restricted stock. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days of March 25, 2011, are deemed to be outstanding for such person or persons but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Based on a Schedule 13D filed January 14, 2009 by CapGen Capital Group II LP (the "CapGen 13D"). According to the CapGen 13D, CapGen Capital Group II LP holds sole voting and sole dispositive power over 3,846,153 shares of Company common stock. According to the CapGen 13D, as the sole general partner of CapGen Capital Group II LP, CapGen Capital Group II LLC ("CapGen LLC") may be deemed to be the indirect beneficial owner of such shares and Mr. Eugene A. Ludwig, managing member of CapGen LLC, may also be deemed to be the indirect beneficial owner of such shares.

(3)
Based on a Schedule 13G/A filed February 14, 2011 by FMR LLC (the "FMR 13G/A"). According to the FMR 13G/A, Fidelity Management & Research company, a wholly-owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 3,460,400 shares of Company common stock, with sole disposition power over 3,460,400 of such shares and no voting power over such shares.

(4)
Based on a Schedule 13G/A filed February 14, 2011 by Lord, Abbett & Co. LLC (the "Lord, Abbett & Co. 13G/A"). According to the Lord, Abbett & Co. 13G/A, it beneficially owns 3,170,680 shares of Company common stock with sole voting power over 2,778,230 of such shares and sole disposition power over 3,170,680 shares. Lord, Abbett & Co. reported the beneficial ownership of the shares of Company common stock are held on behalf on investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients.

(5)
Based on a Schedule 13G/A filed February 7, 2011 by BlackRock, Inc. (the "BlackRock 13G/A"). According to the BlackRock 13G/A, BlackRock Inc. holds sole voting and sole disposition power over 2,302,996 shares of Company common stock.

(6)
Based on a Schedule 13G filed February 11, 2011 by State Street Corporation (the "State Street 13G"). According to the State Street 13G, State Street Corporation holds shared voting and shared disposition power over 1,853,710 shares of Company common stock.

 BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table indicates the beneficial ownership of the Company's common stock (the only class of equity outstanding) as of the Record Date by: (1) each of the Company's current directors and nominees for election; (2) the Company's Chief Executive Officer (the "CEO"), the Company's Chief Financial Officer (the "CFO") and the three most highly compensated executive officers of the Company during 2010 other than the CEO and the CFO (together as a group, the "Named Executive Officers"); and (3) all current directors, nominees for director, and executive officers of the Company as a group, based on the Company's records and data supplied by each of the current directors, director nominees and executive officers.

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name or Number of Persons in Group	Number of Shares Owned		Percent of Class(2)
Directors and Director Nominees Who Are Not Named Executive Officers
John M. Eggemeyer Chairman of the Board, Current Director and Director Nominee	299,132	(3)	*
Mark N. Baker Current Director and Director Nominee	56,283	(4)	*
Craig A. Carlson Current Director and Director Nominee	2,300		*
Stephen M. Dunn Current Director and Director Nominee	41,600	(5)	*
Barry C. Fitzpatrick Current Director and Director Nominee	19,270	(6)	*
George E. Langley Current Director and Director Nominee	108,940	(7)	*
Susan E. Lester Current Director and Director Nominee	4,000		*
Timothy B. Matz Current Director and Director Nominee	52,419		*
Arnold W. Messer Current Director and Director Nominee	31,920	(8)	*
Daniel B. Platt Executive Vice President of the Company, Current Director and Director Nominee	7,824	(9)	*
John W. Rose Current Director and Director Nominee	19,195	(10)	*
Robert A. Stine Current Director and Director Nominee	25,879	(11)	*

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name or Number of Persons in Group	Number of Shares Owned		Percent of Class(2)
Named Executive Officers
Matthew P. Wagner Chief Executive Officer of the Company, Current Director and Director Nominee	265,006	(12)	*
Victor R. Santoro Executive Vice President and Chief Financial Officer of the Company	77,150	(13)	*
Michael J. Perdue President of the Company	93,961	(14)	*
Jared M. Wolff Executive Vice President, General Counsel and Assistant Corporate Secretary of the Company, and President, Los Angeles Region, Pacific Western Bank	11,908	(15)	*
Casey (Joe) Cecala, III President of the Inland Empire Region, Pacific Western Bank	45,898	(16)	*
All Directors, Nominees and Executive Officers as a group (24 persons)	1,340,055		3.8%

*
Represents less than 1.0% of the outstanding shares of the Company's common stock calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See footnotes (1) and (2) below.

(1)
For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock that such person has the right to acquire within 60 days. This would include any restricted stock which vests within 60 days of March 25, 2011, the Record Date, and such amount is zero for each person. Unless otherwise indicated, the nature of the beneficial ownership is sole voting and investment powers over the shares indicated.

(2)
Based on 35,461,609 shares of common stock of the Company issued and outstanding as of March 25, 2011, excluding 1,756,437 shares of unvested time-based and performance-based restricted stock. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days of March 25, 2011, are deemed to be outstanding for such person or persons but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Such amount of shares that will vest within 60 days of March 25, 2011 is zero for each person.

(3)
Mr. Eggemeyer has shared voting and investment power in 2,529 shares as President of Castle Creek Capital LLC.

(4)
Mr. Baker has shared voting and investment power in 22,242 shares that are held in a trust of which he is co-trustee, and in 1,000 shares that are held through a company which he operates.

(5)
Mr. Dunn has indirect ownership of 7,100 shares held by the Romar Company Employees Profit Sharing Plan pursuant to which Mr. Dunn acts as trustee, and 34,500 shares that are held in a trust of which he is the sole trustee.

(6)
Mr. Fitzpatrick has shared voting and investment power in 19,270 shares that are held in a trust of which he is co-trustee.

(7)
Mr. Langley has shared voting and investment power in 105,344 shares that are held in a trust of which he is a co-trustee.

(8)
Mr. Messer has shared voting and investment power in 31,423 shares, which are held in joint tenancy with his wife, and with respect to 497 shares held by family members sharing his household.

(9)
Mr. Platt's beneficial ownership amount does not include 33,333 shares of unvested time-based restricted stock remaining from a November 2009 grant that vests in one-third installments over three years and in full upon a change in control of the Company and 25,000 shares of performance-based restricted stock granted in March 2011 that vest in full upon the Company obtaining the designated financial targets or upon a change in control of the Company. Mr. Platt has shared voting and investment power with respect to 4,879 shares that are held in a trust of which he is co-trustee and indirect ownership of 2,945 shares held through his IRA.

(10)
Mr. Rose has direct beneficial ownership of 18,595 shares of Company common stock, which are pledged in connection with a margin account, and indirect ownership with respect to 600 shares held by family members sharing his household. Excludes 3,846,153 shares beneficially owned by CapGen Capital Group II LP, of which Mr. Rose is a principal.

(11)
Mr. Stine has shared voting and investment power with respect to 25,879 shares that are held in a trust of which he is co-trustee.

(12)
Mr. Wagner's beneficial ownership amount does not include (i) 6,944 shares of unvested time-based restricted stock remaining from a February 2008 grant that is vesting in one-fifth installments over five years and vests in full upon a change in control of the Company; (ii) 100,000 shares of performance-based restricted stock granted in January 2006, 100,000 shares of performance-based restricted stock granted in February 2007 and 125,000 shares of performance-based restricted stock granted in March 2011 that vest in full upon the Company obtaining the designated financial targets or upon a change in control of the Company; (iii) 62,500 shares of unvested time-based restricted stock remaining from a November 2008 grant that is vesting in one-third installments over three years and vests in full upon a change in control of the Company; (iv) 100,000 shares of unvested time-based restricted stock granted in February 2010 that vests in one-third installments over four years starting in 2012 and in full upon a change in control of the Company and (v) 13,133 shares of common stock owned by his spouse and for which he disclaims beneficial ownership.

(13)
Mr. Santoro's beneficial ownership amount does not include (i) 3,380 shares of unvested time-based restricted stock remaining from a February 2008 grant that is vesting in one-fifth installments over five years and vests in full upon a change in control of the Company; (ii) 40,000 shares of performance-based restricted stock granted in January 2006, 40,000 shares of performance-based restricted stock granted in February 2007 and 50,000 shares of performance-based restricted stock granted in March 2011 that vest in full upon the Company obtaining the designated financial targets or upon a change in control of the Company; (iii) 25,000 shares of unvested time-based restricted stock remaining from a November 2008 grant that is vesting in one-third installments over three years and vests in full upon a change in control of the Company; and (iv) 50,000 shares of unvested time-based restricted stock granted in February 2010 that vests in one-third installments over four years starting in 2012 and in full upon a change in control of the Company.

(14)
Mr. Perdue has shared voting and investment power with respect to 51,565 shares that are held in a trust of which he is co-trustee. Mr. Perdue's beneficial ownership amount does not include (i) 2,870 shares of unvested time-based restricted stock remaining from a February 2008 grant that is vesting in one-fifth installments over five years and vests in full upon a change in control of the Company; (ii) 30,000 shares of performance-based restricted stock granted in October 2006, 10,000 shares of performance-based restricted stock granted in February 2007 and 25,000 shares of performance-based restricted stock granted in March 2011 that vest in full upon the Company obtaining the designated financial targets or upon a change in control of the Company; (iii) 12,500 shares of unvested time-based restricted stock remaining from a November 2008 grant that is vesting in one-third installments over three years and vests in full upon a change in control of the Company; and (iv) 30,000 shares of unvested time-based restricted stock granted in February 2010 that vests in one-third installments over four years starting in 2012 and in full upon a change in control of the Company.

(15)
Mr. Wolff has shared voting and investment power with respect to 1,819 shares that are held in a trust of which he is co-trustee. Mr. Wolff's beneficial ownership amount does not include (i) 2,546 shares of unvested time-based restricted stock remaining from a February 2008 grant that is vesting in one-fifth installments over five years and vests in full upon a change in control of the Company; (ii) 25,000 shares of performance-based restricted stock granted in January 2006, 25,000 shares of performance-based restricted stock granted in February 2007 and 50,000 shares of performance-based restricted stock granted in March 2011 that vest in full upon the Company obtaining the designated financial targets or upon a change in control of the Company; (iii) 12,500 shares of unvested time-based restricted stock remaining from a November 2008 grant that is vesting in one-third installments over three years and vests in full upon a change in control of the Company; and (iv) 50,000 shares of unvested time-based restricted stock granted in February 2010 that vests in one-third installments over four years starting in 2012 and in full upon a change in control of the Company.

(16)
Mr. Cecala's beneficial ownership amount does not include (i) 1,852 shares of unvested time-based restricted stock remaining from a February 2008 grant that is vesting in one-fifth installments over five years and vests in full upon a change in control of the Company; (ii) 5,000 shares of performance-based restricted stock granted in February 2007 that vest in full upon the Company obtaining the designated financial targets or upon a change in control of the Company; and (iii) 25,000 shares of unvested time-based restricted stock granted in February 2010 that vests in one-third installments over four years starting in 2012 and in full upon a change in control of the Company.

PROPOSAL 1: ELECTION OF DIRECTORS

Size of Board

        The bylaws of PacWest Bancorp provide that the authorized number of directors shall not be less than 7 nor more than 15 with the exact number of directors to be fixed from time to time by resolution of a majority of the Board of Directors. The number of directors is currently fixed at 13 and the Board is currently composed of 13 directors. Twelve directors were elected at the 2010 Annual Meeting of Stockholders held on May 11, 2010. On November 3, 2010, the Board appointed Craig A. Carlson to the Board, effective November 4, 2010.

Nominees

        PacWest's Board of Directors has nominated 13 candidates for election. The persons named in the following table have been recommended by the Compensation, Nominating and Governance Committee of the Board (the "CNG Committee") and approved by the Board of Directors as nominees for election to serve as directors of the Company until the next annual meeting of stockholders and until their successors are duly elected and qualified. All director nominees are current directors.

        With respect to such election, absent any specific instruction in the proxies solicited by the Board, the proxies will be voted in the sole discretion of the proxy holders to effect the election of all 13 of the Board's nominees, or as many thereof as possible under the rules of cumulative voting, if any persons are nominated other than by the Board of Directors. In the event that any of the Board's nominees are unable to serve as directors, it is intended that each proxy will be voted for the election of such substitute nominees, if any, as shall be designated by the Board of Directors. To the best of our knowledge, the Company has no reason to believe that any of the nominees will be unable to serve as directors.

Name	Age	Year First Elected or Appointed Director
Mark N. Baker	64	2006
Craig A. Carlson	60	2010
Stephen M. Dunn	63	2001
John M. Eggemeyer	65	2000
Barry C. Fitzpatrick	64	2000
George E. Langley	70	2006
Susan E. Lester	54	2003
Timothy B. Matz	66	2001
Arnold W. Messer	65	2004
Daniel B. Platt	64	2003
John W. Rose	61	2009
Robert A. Stine	64	2000
Matthew P. Wagner	54	2000

        Mr. Baker is Manager of Baker Enterprises, LLC, a position he has held since 1972. Baker Enterprises is a family-owned company dealing in office, commercial, and agricultural development in San Diego County. Mr. Baker was formerly executive vice president of San Diego Wood Preserving Company, a family-owned business which ceased operations in 2005. Previously, Mr. Baker was a director and Vice Chairman of Community Bancorp Inc., from June 2000 to October 2006. Previously, Mr. Baker was on the Board of ENB Holding Co and ENB National Bank and its successors, FP Bancorp and First Pacific National Bank from 1984 until 1993, and was Chairman until it was sold in 1998. Mr. Baker's substantial experience in banking as a board member of numerous banks and publicly-traded bank holding companies, in addition to his long-standing business presence in San Diego County, a significant market for us, make him well-qualified to serve on our Board.

        Mr. Carlson is currently a self-employed, independent, financial institution consultant. He was formerly a bank regulator for 36 years, most recently serving as Senior Deputy Commissioner and Chief Examiner of the Banking Program for the California Department of Financial Institutions ("DFI"), from March 2007 until his retirement in June 2010. In this position, he was responsible for the supervision and regulation of the state-chartered commercial and industrial banks as well as other institutions, and served as a key advisor to the Commissioner. Previously, he held positions as Senior Deputy Commissioner and Deputy Commissioner for the San Diego/Orange County Region for the DFI. Mr. Carlson has been a faculty member of the California Banking School and is an active member of the Conference of State Bank Supervisors, presently serving as a member of its Accreditation Review team. Mr. Carlson has served on the Company's Board since November 2010. Mr. Carlson's significant experience in banking regulation makes him well-qualified to serve on our Board.

        Mr. Dunn is the founder and President of Romar Company, a company involved in real estate development, brokerage and consulting and property management throughout Southern California, a position he has held since 1980. Mr. Dunn has served on the Company's Board since 2001. Mr. Dunn's significant experience in real estate, as well as his long-term service on our Board, makes him well-qualified to serve on our Board.

        Mr. Eggemeyer is Chairman of the Board of the Company. He is a co-founder and chief executive of Castle Creek Capital LLC, a merchant banking firm specializing in the financial services industry, and Castle Creek Financial LLC, a licensed broker/dealer, both of which he co-founded in 1990. Mr. Eggemeyer is also a director of Guaranty Bancorp, a position he has held since 2004, and was Chief Executive Officer of Guaranty Bancorp from 2004 to 2006, and was Chairman of the Board of Guaranty Bancorp from 2004 to 2010. Since 2004, Mr. Eggemeyer has also served as Chairman and Chief Executive Officer of White River Capital, Inc., a consumer finance company, and its wholly owned subsidiary, Union Acceptance LLC. Mr. Eggemeyer is also a director of Heritage Commerce Corp., a position he has held since August 2010, and of Pacific Western Bank since February 2010. Within the past five years, he served as a director of TCF Financial Corporation (until April 2006) and American Financial Realty Trust (until October 2005). Mr. Eggemeyer also currently serves as a trustee of Northwestern University, the Parent Advisory Board of Stanford University and The Bishop's School in La Jolla, California. Mr. Eggemeyer has been an investor, executive and financial advisor in the field of commercial banking for over 30 years. Mr. Eggemeyer's substantial expertise in banking, his knowledge and experience in capital markets, and his position as a founder of the Company, make him well-qualified to serve on our Board.

        Mr. Fitzpatrick is an attorney and is currently Of Counsel with the firm Luce, Forward, Hamilton & Scripps LLP in San Diego, CA, a position he has held since May 2008. Formerly, Mr. Fitzpatrick was a partner at Newnham, Fitzpatrick, Weston and Brennan, LLP, from July 2004 to June 2008, and prior to that was a partner with Fitzpatrick & Showen, LLP, from April 1996 to June 2004. Mr. Fitzpatrick is the former chair of the California State Bar Association's 6,000 member Trusts and Estates Section, a position he held from 2004 to 2005. Since 1995, Mr. Fitzpatrick has also served as a director of the Donald C. and Elizabeth M. Dickinson Foundation, one of the largest private foundations in San Diego County. Mr. Fitzpatrick has served as a director since the Company was founded in 2000. Mr. Fitzpatrick's legal expertise, his business presence and experience in San Diego County, a significant market for us, as well as his prior experience on our Board, make him well-qualified to serve on our Board.

        Mr. Langley, currently retired, was formerly a director and the President and Chief Executive Officer of Foothill Independent Bancorp from March 1992 to May 2006, when it was acquired by the

Company. Previously he was the Executive Vice President, Chief Financial Officer and Secretary of Foothill Independent Bancorp from 1976 to 1992. Mr. Langley is currently a director of Casa Colina, Inc., a non-profit charitable corporation, a position he has held since 1993. Mr. Langley is also a director of Pacific Western Bank, in which capacity he has served since February 2010. Mr. Langley resides in Glendora, California. Mr. Langley's significant experience in banking, including as the CEO and CFO of a publicly-traded bank holding company, and his business experience in the Inland Empire, a significant market for us, make him well-qualified to serve on our Board.

        Ms. Lester, currently retired, was formerly the Chief Financial Officer of Homeside Lending, Inc. from October 2001 to May 2002. She was also formerly the Chief Financial Officer of U.S. Bancorporation from February 1996 to May 2000, in which position she was responsible for financial reporting and management, asset-liability management, mergers and acquisitions, and compliance. Ms. Lester is currently a director and chair of the audit committee of Arctic Cat, Inc. (since 2004) and a director and member of the audit committee of Lender Processing Services, Inc. (since December 2010). Within the past five years, Ms. Lester served as a director of Dexma, Inc. (until May 2010) and Minnesota Bank and Trust (until May 2010). Ms. Lester is a former trustee and treasurer of Hazeltine National Golf Club and a former chair of the Board of Trustees of the College of St. Benedict. Ms. Lester resides in Minneapolis, Minnesota. Ms. Lester's significant financial and banking expertise, including as CFO of a publicly-traded bank holding company, make her well-qualified to serve on our Board.

        Mr. Matz is an attorney, specializing in banking, corporate and securities law, and mergers and acquisitions. Since 1972, Mr. Matz has been a partner with the firm Elias, Matz, Tiernan & Herrick in Washington, D.C. For nearly 40 years, Mr. Matz has represented banks throughout the United States, including serving as an investor's representative and counsel to the Boards of Directors of three California banks from 1996 until the last of the three was sold, First Charter Bank, NA, which the Company purchased in 2001. Mr. Matz was also a director of Towne Bancorp of Mesa, Arizona from June 2008 until January 2010. Mr. Matz's substantial legal experience in banking, and his long-term service on our Board, make him well qualified to serve on our Board.

        Mr. Messer, a graduate of Harvard Law School, is an entertainment industry executive and a motion picture producer. Since 1994, Mr. Messer has been the President and Chief Operating Officer of Phoenix Pictures, a company he co-founded. Previously, Mr. Messer was an executive at Sony Pictures and its predecessors, from 1980 to 1994, last serving as Executive Vice President from 1992 to 1994. Mr. Messer has been an executive and film producer for over 30 years. Mr. Messer's substantial experience in management and finance, and his expertise in the entertainment business, a significant industry in Southern California, make him well-qualified to serve on our Board.

        Mr. Platt is Executive Vice President of the Company and a director of Pacific Western Bank, a position he has held since November 2009. Previously, from May 2003 to November 2009, Mr. Platt was President of Del Mar Financial, a real estate consulting firm. From November 1995 to June 2002, Mr. Platt was Executive Vice President and Chief Financial Officer, Burnham Pacific Properties, a publicly-traded real estate investment trust. From 1983 to 1994, Mr. Platt held executive positions with Union Bank, Security Pacific Bank, and Bank of America. Mr. Platt's professional experience in commercial banking, real estate and finance for over 30 years, and his experience as the CFO of a publicly-traded real estate concern, make him well-qualified to serve on our Board.

        Mr. Rose is a Principal with CapGen Financial, LLC, a private equity firm specializing in financial institutions investments, a position he has held since August 2007. Mr. Rose is also President of McAllen Capital Partners, a financial investment firm, a position he has held since January 1991. Mr. Rose is based in Hermitage, Pennsylvania. Mr. Rose is currently a director of First Chicago Bancorp (since 2006), White River Capital Corp (since 2005), FNB Corporation (since 2003) and Jacksonville Bancorp (since 1998). During the past five years, Mr. Rose was also a director of the following financial institutions: Coast Credit LLC, Virginia Beach, Virginia (1998 to 2005), Bay View Capital Corp. (2002 to 2005), Great Lakes Bancorp (2005 to 2008), Atlanta Bancorp (2006 to 2008), and The Bancshares, Inc. (2007 to 2009). Additionally, Mr. Rose previously served as a director of the Lifeline Shelters, Inc., a non-profit organization in Columbus, Ohio, from 1991 to 2006. Mr. Rose has had a 35-year career as an investor, financial advisor and executive in the commercial banking industry, during which time he has been a director of 25 banks and bank holding companies. Mr. Rose's substantial experience in banking, and his experience as an advisor and director for numerous financial institutions in the country, make him well-qualified to serve on our Board.

        Mr. Stine is a director and the President and Chief Executive Officer of Tejon Ranch Company, positions he has held since May 1996. Tejon Ranch Company is a diversified real estate development and agri-business company traded on the New York Stock Exchange under the symbol TRC. Previously, Mr. Stine was the President and Chief Executive Officer of Collins Development Company, a diversified, privately held real estate development and asset management company in San Diego, California, from June 1986 to March 1995. Mr. Stine was a director of the Bakersfield Californian, a privately owned newspaper, from 1999 through 2009. He is also a director of Valley Republic Bank, a de novo banking institution in Kern County, California, a position he has held since 2008. Mr. Stine's substantial career in real estate and finance, and his experience as the CEO of a publicly-traded company, make him well-qualified to serve on our Board.

        Mr. Wagner has been Chief Executive Officer, a director of PacWest Bancorp, and Chairman of the Board of Directors of Pacific Western Bank since 2000. Mr. Wagner served as a director of Guaranty Bancorp from 2004 to 2010. Prior to joining PacWest Bancorp in 2000, Mr. Wagner was President and Chief Executive Officer of Western Bancorp from 1996 until 1999, when Western Bancorp was acquired by U.S. Bancorp. Prior to joining Western Bancorp in 1996, Mr. Wagner served as an executive vice president with U.S. Bancorp in Minneapolis, Minnesota, from 1990 to 1996, and as a senior vice president, from 1985 to 1990. Mr. Wagner brings extensive leadership and community banking experience to our Board, including executive management experience. In addition, as the chief executive officer of the Company and its subsidiary bank, he provides valuable insight and guidance on the issues of corporate strategy and risk management, particularly as to his expertise and understanding of the current trends within the financial services industry.

Cumulative Voting and Vote Required

        Each holder of PacWest common stock may vote their shares cumulatively for the election of directors if certain conditions are met at the Annual Meeting. Cumulative voting provides each stockholder with a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such stockholder, which such stockholder can then vote in favor of one or more nominees. For example, if you held 100 shares as of the Record Date, you would be entitled to 1,300 votes which you could then distribute among one or more nominees since there are 13 directors to be elected. Cumulative voting may only be exercised at the Annual Meeting if (1) the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to the voting, and (2) at least one stockholder has given notice at the Annual Meeting prior to the voting of such stockholder's intention to cumulate his/her votes.

        Directors are elected by a plurality of votes cast for election of directors. Accordingly, the 13 director positions to be filled at the Annual Meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor or withheld with respect to any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Recommendation of the PacWest Board of Directors

        The PacWest Board of Directors recommends a vote "FOR" all of the nominees listed above. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR each nominee listed above.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

        The Company's Audit Committee has appointed the firm of KPMG LLP as independent auditors for PacWest for the fiscal year ending December 31, 2011, and is submitting its selection for ratification by our stockholders. KPMG LLP has served as our independent auditors since the Company's formation in 2000. Subject to the matters discussed under the section entitled "Report of the Audit Committee," the Audit Committee carefully considered the firm's qualifications as independent auditors for PacWest. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established and any issues raised by the most recent quality control review of the firm. The Audit Committee's review also included the matters regarding auditor independence discussed under the section entitled "Audit Committee Report," including whether the nature and extent of non-audit services would impair the independence of the auditors. Services provided to the Company and its subsidiaries by KPMG LLP in fiscal 2010 are described under the section entitled "Independent Auditors—Independent Auditor Fees" below.

        The Company's organizational documents do not require that stockholders ratify the appointment of KPMG LLP as the Company's independent auditor. The Company is doing so because the Board of Directors believes it is a matter of good corporate practice. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will consider the appointment of other independent auditors, but is not required to do so. The Audit Committee retains the power to replace the independent auditors whose appointment was ratified by stockholders if the Audit Committee determines that the best interests of PacWest warrant a change of its independent auditors.

        A representative of KPMG LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. KPMG LLP's representative is expected to be available to respond to appropriate questions.

Vote Required and Recommendation of the PacWest Board of Directors

        The affirmative vote of at least a majority of the shares of common stock present at the Annual Meeting in person or by proxy and entitled to vote is required to approve the ratification of the appointment of the independent auditors.

        The PacWest Board of Directors recommends a vote "FOR" ratification of the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2011.

 PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        Pursuant to Section 14A of the Exchange Act, we are seeking advisory stockholder approval of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement.

        As described in the section entitled "Executive Compensation—Compensation Discussion and Analysis" beginning on page 24 of this Proxy Statement, the Company's goal for its executive compensation program is to link a substantial portion of executive compensation to the financial strength, long-term profitability and risk management of the Company, as well as to align the interests of our executive officers with the interests of our stockholders. The Company believes that its executive compensation program satisfies these goals. The Company requests stockholder approval of the compensation of the Company's Named Executive Officers as disclosed in this Proxy Statement pursuant to the SEC's compensation disclosure rules (which disclosure includes the Compensation Committee Report, the Compensation Discussion and Analysis, and the compensation tables).

        This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to our Named Executive Officers described in this Proxy Statement. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our Named Executive Officers.

        As an advisory vote, this proposal is not binding upon the Board or the Company. However, the CNG Committee, which is responsible for designing and administering the Company's executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

Vote Required and Recommendation of the PacWest Board of Directors

        The affirmative vote of at least a majority of the shares of common stock present at the Annual Meeting, in person or by proxy and entitled to vote, is required to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

        The PacWest Board of Directors recommends a vote "FOR" advisory approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement pursuant to the disclosure rules of the SEC.

 PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

        Pursuant to Section 14A of the Exchange Act, we are seeking advisory stockholder approval of the frequency of advisory stockholder votes on the compensation of our Named Executive Officers. By voting on this proposal, stockholders may indicate whether they would prefer a vote on Named Executive Officer compensation once every one, two, or three years.

        After careful consideration of this Proposal, PacWest's Board has determined that an advisory vote on the compensation of our Named Executive Officers that occurs every three years is the most appropriate alternative for PacWest, and therefore our Board recommends that you vote for a three-year interval for the advisory vote on the compensation of our Named Executive Officers.

        As described in the section entitled "Executive Compensation—Compensation Discussion and Analysis" beginning on page 24 of this Proxy Statement, our executive compensation program is designed with a focus on long-term stockholder value creation. The Board intends that the program be responsive to stockholder interests, but is concerned that annual votes on the program could foster a short-term focus and undermine some of the program's most thoughtful features.

        A triennial vote will allow stockholders to evaluate the effects of any changes to compensation plans and programs. Since long-term stockholder value creation is measured over a time frame longer than one year, the effects of changes made during a year, particularly those correlated to corporate performance, will not typically be evident in time for the stockholders to consider as they vote at the following year's annual meeting.

        An annual vote would not allow for the impact of changes to the Company's executive compensation program to be disclosed to the stockholders by the following stockholder advisory vote. For example, if the vote in May 2011 led to changes to the compensation program being made in January 2012 (at the beginning of the next fiscal year), those changes would be in place only a few months before the next annual vote would take place in May 2012. Incentive compensation payments made based on the changed programs would not be paid until January 2013, and therefore even the first year of results of the compensation actions would not be available until the 2013 annual meeting.

        The Board will continue to engage in communication with our stockholders on executive compensation during the period between stockholder votes. As discussed under the section entitled "Communications with the Board of Directors" on page 42, the Company provides stockholders with an opportunity to communicate with the Board, including on issues of executive compensation.

        You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting. Although the advisory vote is non-binding, our Board values the opinions of our stockholders and will consider the outcome of the vote when determining the frequency of advisory votes on the compensation of our Named Executive Officers. However, because this vote is advisory and not binding on the Board or PacWest in any way, the Board may decide that it is in the best interests of our stockholders and PacWest to hold an advisory vote on the compensation of our Named Executive Officers more or less frequently than the option approved by our stockholders. A frequency vote similar to this will occur at least once every six years.

Vote Required and Recommendation of the PacWest Board of Directors

        The affirmative vote of at least a majority of the shares of common stock present at the Annual Meeting, in person or by proxy and entitled to vote, is required to approve one of the selections under this advisory proposal. It is possible that no option receives the affirmative vote of the holders of a majority of the shares of common stock present at the Annual Meeting in person or by proxy and entitled to vote. If no frequency receives the affirmative vote of a majority on the matter, we will consider the frequency for future advisory votes on executive compensation receiving the greatest number of votes (every one, two or three years) to be the frequency recommended by stockholders.

        The PacWest Board of Directors recommends a vote for the option of "3 Years" as the frequency with which stockholders are provided an advisory vote on the compensation of our Named Executive Officers.

 CORPORATE GOVERNANCE AND BOARD COMMITTEES

        The Company is committed to maintaining good corporate governance practices and adhering to high standards of ethical conduct. The Board regularly reviews its governance procedures to ensure compliance with rapidly changing laws, rules and regulations that govern the Company's business. The Company's website at www.pacwestbancorp.com includes important information regarding Company policies and Board charters, including the Company's Corporate Governance Guidelines and its Code of Business Conduct and Ethics, and all of the Company's SEC filings and press releases, among other information.

        During the fiscal year 2010, the Board of Directors of the Company met nine times. The independent directors also met four times in executive session during 2010. The sessions of the independent directors were presided over by Mr. Stephen Dunn, who was elected by the independent directors as lead independent director and has served in that capacity since May 2009. No director attended less than 75% of the Company's Board meetings and Committee meetings on which he or she served during 2010. In 2010, nine directors attended the 2010 Annual Meeting of Stockholders. The Board's policy regarding director attendance at the Annual Meeting of Stockholders is that directors are welcome to attend, and that the Company will make all appropriate arrangements for directors that choose to attend and reimburse their reasonable expenses in connection therewith.

        The current members of the committees of the Board of Directors are as follows:

Director	Asset Liability Management Committee	Audit Committee	Compensation, Nominating and Governance Committee	Credit Risk Committee	Executive Committee
Mark N. Baker		X		X
Craig A. Carlson	X	X
Stephen M. Dunn			X	X	X
John M. Eggemeyer	X			X	C
Barry C. Fitzpatrick			C		X
George E. Langley	X	X
Susan E. Lester	X	X
Timothy B. Matz		C	X		X
Arnold W. Messer			X
Daniel B. Platt				X
John W. Rose	X				X
Robert A. Stine		X	X	C	X
Matthew P. Wagner	C			X	X

X = Member C = Chair

Independence

        A majority of the Board is composed of independent directors. At least annually, the Board, with the assistance of the CNG Committee, evaluates the independence of the directors based on the independence requirements of the Nasdaq listing standards and applicable SEC rules and regulations.

        In March 2011, the Board affirmatively determined, upon the recommendation of the CNG Committee, that each director who served the Company during 2010 and each director and director nominee, with the exceptions of Mr. Eggemeyer, Mr. Platt and Mr. Wagner, meets the independence requirements of the Nasdaq listing standards and applicable SEC rules and regulations, including the independence requirements for committee membership. In making such determinations, the Board evaluated banking, commercial, service, familial or other transactions involving each director or immediate family member and their related interests and the Company, if any. For further information on Mr. Eggemeyer's relationship with the Company, please see the section entitled "Certain Relationships and Transactions with Related Persons" on page 39 of this Proxy Statement.

Board's Role in Risk Oversight

        We believe that effective risk management is of primary importance to the success of our Company. We have a comprehensive risk management process that monitors, evaluates and manages the risks we assume in conducting our activities. Our Board's oversight of this risk management process is conducted through the responsibilities of the Board's standing committees: the Asset Liability Management Committee, Audit Committee, CNG Committee and Credit Risk Committee. As described in more detail below, each of these committees is responsible for monitoring components of risk and the Company's exposure to such risks. The Committees each report to the Board and the Board has overall responsibility for ensuring that overall risk awareness and risk management is appropriate. As a general matter, except for cases where a particular committee may choose to meet in executive session, all Board members are invited to attend (but not required to attend) the regular meetings of all Board committees, and our Board meetings are designed to facilitate attendance by all members. We believe that this open and collaborative structure provides for a more informed Board of

Directors and also helps the Board understand and monitor the various internal and external risks to which the Company may be exposed.

Asset Liability Management ("ALM") Committee

        During 2010, the ALM Committee met four times. The ALM Committee monitors compliance by the Company and its subsidiaries with the Company's ALM policies and receives reports from the Company's executive management ALM committee, which oversees the management of the Company's investment portfolio and asset/liability strategy on a day-to-day basis. The objective of the Company's ALM policy is to manage balance sheet and off-balance sheet assets and liabilities in order to maximize the spread between interest earned and interest paid, to maintain acceptable levels of interest rate risk, and to ensure that the Company has the ability to pay liabilities as they come due and fund continued asset growth. The executive management members responsible for managing the Company's ALM activities generally meet monthly to discuss ALM activities. The ALM Committee reviews management reports and management's recommendations for the Company's ALM strategies on a going forward basis, and oversees management's development and implementation of asset/liability pricing in order to attain the overall strategic objectives of the Company.

Audit Committee

        During 2010, the Audit Committee met 12 times. The Board has determined that each member of the Audit Committee is financially literate and that each of Mr. Carlson, Mr. Langley and Ms. Lester is qualified as an audit committee financial expert and that each of them has accounting or related financial management expertise, in each case in accordance with the rules of the SEC and the listing standards of Nasdaq. For additional information regarding the background and relevant experience of Mr. Carlson, Mr. Langley and Ms. Lester, please see the biographies of director nominees under the section entitled "Proposal 1: Election of Directors," beginning on page 10 of this Proxy Statement. Information regarding the functions performed by the Audit Committee is set forth in the "Audit Committee Report" included in this Proxy Statement, as well as in the Audit Committee charter. The charter of the Audit Committee was last amended as of May 2010, a copy of which may be obtained on the Company's website at http://www.pacwestbancorp.com under the section entitled "Corporate Governance."

Compensation, Nominating and Governance ("CNG") Committee

        During 2010, the CNG Committee met five times. The CNG Committee reviews and approves, or makes recommendations to the Board of Directors on matters concerning, the salaries and benefits, including equity compensation, of the Company's executive officers, compensation of the directors, and director independence. The CNG Committee also reviews and approves the Company's incentive compensation plans and equity-based plans, 401(k) plans and other employee benefit plans. The CNG Committee assists the Board of Directors in promoting the best interests of the Company and its stockholders through the implementation of sound corporate governance principles and practices, including the review and approval or ratification of related-party transactions of the Company. The CNG Committee also makes recommendations to the Board of Directors regarding the composition and size of the Board and its committees. In furtherance thereof, the CNG Committee identifies, evaluates and recommends candidates for the Company's Board of Directors and considers nominees for directors nominated by the Company's stockholders in accordance with the Company's bylaws. The CNG Committee operates under a charter that was last amended as of May 2010, a copy of which may be obtained on the Company's website at www.pacwestbancorp.com under the section entitled "Corporate Governance."

        In identifying and recommending nominees for positions on the Board of Directors, the CNG Committee places primary emphasis on the criteria set forth under "Selection of Directors" in our

Corporate Governance Guidelines, namely: (1) personal qualities and characteristics, accomplishments and professional reputation; (2) current knowledge and contacts in the communities in which the Company does business and in the Company's industry or other industries relevant to the Company's business; (3) ability and willingness to commit adequate time to Board and committee matters; (4) the fit of the individual's skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; (5) diversity of viewpoints, backgrounds, experience and geographical location; and (6) the ability and skill set required and other relevant experience. In addition, under the terms of the stock purchase agreement with CapGen Financial Group entered into in September 2008, CapGen was entitled to nominate one individual to the Company's Board of Directors. CapGen's nominee to the Company's Board of Directors was Mr. Rose. The CNG Committee has continued to recommend the nomination and election of Mr. Rose since that time. Mr. Carlson was referred to the CNG Committee as a candidate for the Board by certain members of the Board and senior management, based on their interaction with and respect for Mr. Carlson during his tenure with the California Department of Financial Institutions. The CNG Committee determined that Mr. Carlson would be a valuable director and recommended his nomination to the Board, which appointed him to the Board in November 2010.

        The CNG Committee does not set specific, minimum qualifications that nominees must meet in order for the CNG Committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board of Directors. Through the Board's annual self-evaluation process, the CNG Committee evaluates the result, including whether the diversity of the Board members is appropriate to advise the Company on its risks and opportunities. Members of the CNG Committee may seek input from other members of the Board in identifying possible candidates, and may, in its discretion, engage one or more search firms to assist in the recruitment of director candidates. The CNG Committee will consider candidates recommended by stockholders against the same criteria as nominees not proposed by stockholders. Stockholders who wish to submit nominees for director for consideration by the CNG Committee for election at our 2012 Annual Meeting should follow the process detailed in the section entitled "Other Business—Director Nominations" on page 42 of this Proxy Statement.

        For further information on the Company's processes and procedures for the consideration and determination of director compensation, please see the section entitled "Compensation of Directors" on page 20 of this Proxy Statement. For further information on the Company's processes and procedures for the consideration and determination of executive compensation, please see the section entitled "Executive Compensation—Compensation Discussion and Analysis" on page 24 of this Proxy Statement.

Credit Risk Committee

        During 2010, the Credit Risk Committee met four times. The Credit Risk Committee is responsible for monitoring trends in the Company's loan portfolio and the Company's allowance for credit losses, as well as establishing internal limits related to the Company's lending exposure. The Company's chief credit officer reports on a quarterly basis to the Credit Risk Committee, or more frequently, as needed, regarding the Company's loan portfolio and allowance for credit losses. The Credit Risk Committee also receives reports from the Company's external loan review consultants.

Executive Committee

        During 2010, the Executive Committee met two times. The Executive Committee reviews and makes recommendations to the Board of Directors with respect to strategy, acquisitions and other opportunities for the Company and acts on behalf of the Board, to the full extent permitted by law, when it is impractical for the full Board to meet. In addition, the Executive Committee is a forum to review other significant matters not addressed by the other Board committees and to make appropriate recommendations to the Board of Directors.

Family Relationships

        There are no family relationships among any of the directors or executive officers of the Company.

Compensation Committee Interlocks and Insider Participation

        During 2010, Mr. Dunn, Mr. Fitzpatrick, Mr. Matz, Mr. Messer and Mr. Stine served on the CNG Committee. None of these directors was formerly an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company serves on the board of directors of any other company that has one or more executive officers serving as a member of the CNG Committee. In addition, no executive officer of the Company serves as a member of the compensation committee of the board of any other company that has one or more executive officers serving as a member of the Company's Board of Directors. No such interlocking relationships existed during 2010.

COMPENSATION OF DIRECTORS

        The Company compensates its non-management directors through an annual cash retainer, paid quarterly. The Company does not pay per Board meeting or per committee meeting fees.

        The CNG Committee of the Board evaluates director compensation, and compares the compensation of the Company's directors to that offered by peer companies. The Company also subscribes to surveys to further provide information on director compensation at peer companies. The CNG Committee recommends compensation for non-employee directors to the full Board, which in turn determines director compensation for each fiscal year. The compensation is designed to attract and retain qualified directors, and to compensate them for the time and risk associated with being a director. The Company reimburses its directors for their reasonable travel, lodging, food and other expenses incurred in connection with their service on the Board and its committees. The table below details director compensation for 2010.

 2010 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John M. Eggemeyer, Chairman	$120,000	—	—	—	—	$3,370(1)	$123,370
Mark N. Baker	$60,000	—	—	—	—	—	$60,000
Craig A. Carlson(2)	$—	—	—	—	—	—	$—
Stephen M. Dunn	$60,000	—	—	—	—	—	$60,000
Barry C. Fitzpatrick	$60,000	—	—	—	—	—	$60,000
George E. Langley	$60,000	—	—	—	—	—	$60,000
Susan E. Lester	$60,000	—	—	—	—	—	$60,000
Timothy B. Matz	$60,000	—	—	—	—	—	$60,000
Arnold W. Messer	$60,000	—	—	—	—	—	$60,000
Daniel B. Platt(3)	—	—	—	—	—	—	—
John W. Rose(4)	$12,000	—	—	—	—	—	$12,000
Robert A. Stine	$60,000	—	—	—	—	—	$60,000
Matthew P. Wagner(5)	—	—	—	—	—	—	—

(1)
Represents life insurance premiums paid by the Company.

(2)
Mr. Carlson joined the Company's Board on November 4, 2010 and compensation for his services will commence in 2011.

(3)
Mr. Platt does not receive compensation for service on the Company's Board because he is an employee director.

(4)
Mr. Rose is a Principal of CapGen Financial, LLC, an 11% stockholder of the Company. Mr. Rose receives 20% of the board service fees and 80% of his board service fees are remitted to CapGen Financial, LLC.

(5)
Mr. Wagner does not receive compensation for service on the Company's Board because he is an employee director.

        Compensation of the Board was last increased in February 2008. No increase in compensation was made during 2009 or 2010.

        Mr. Eggemeyer and Mr. Langley each receive an annual $10,000 retainer, paid in quarterly installments, for their service on the board of directors of Pacific Western Bank, the Company's wholly-owned banking subsidiary, in addition to the compensation for their service on the Company's Board.

        In February 2011, the CNG Committee of the Board engaged a compensation consultant to undertake a review of the compensation of the non-employee directors of the Company. The results of such review are expected to be available later in April 2011.

EXECUTIVE OFFICERS

        The following table sets forth, as to each of the persons who currently serves as an executive officer of the Company, such person's age (as of the Record Date), current position and the period during which such person has served in such position. Following the table is a description of each executive officer's principal occupation during the past five years.

Name	Age	Position	Year in which assumed current position	Year hired by the Company
Christopher D. Blake	51	President of the Eastern Region, Pacific Western Bank	2002	2002
Robert M. Borgman	63	Executive Vice President, Credit Administration of the Company and Pacific Western Bank	2006	2000
Suzanne R. Brennan	60	Executive Vice President, Risk Management	2011	2011
Casey (Joe) Cecala, III	55	President of the Inland Empire Region, Pacific Western Bank	2006	2006
Mark Christian	47	Executive Vice President, Manager of Operations and Systems of the Company and Pacific Western Bank	2005	2000
Robert G. Dyck	54	Executive Vice President and Chief Credit Officer of the Company and Pacific Western Bank	2003	2001
Lynn M. Hopkins	43	Executive Vice President and Corporate Secretary of the Company and Chief Financial Officer of Pacific Western Bank	2002	2002
Michael J. Perdue	56	President of the Company and of Pacific Western Bank	2006	2006
Daniel B. Platt	64	Executive Vice President of the Company and of Pacific Western Bank	2009	2009
Victor R. Santoro	62	Executive Vice President and Chief Financial Officer of the Company and Executive Vice President of Pacific Western Bank	2003	2003
Michael L. Thompson	65	Executive Vice President, Human Resources of the Company and of Pacific Western Bank	2000	2000
Matthew P. Wagner	54	Chief Executive Officer and Director of the Company, and Chairman and Chief Executive Officer of Pacific Western Bank	2000	2000
Jared M. Wolff	41	Executive Vice President, General Counsel and Assistant Secretary of the Company; President of the Los Angeles, Ventura and Central Coast Regions of Pacific Western Bank	2002	2002

        Christopher D. Blake is President of the Eastern Region of Pacific Western Bank. Mr. Blake joined Pacific Western National Bank in October 1994 and served as Chief Credit Officer until being appointed Chief Operating Officer in December 1999. He became President of the Eastern Region when the bank was acquired by the Company on January 31, 2002.

        Robert M. Borgman is Executive Vice President, Credit Administration of the Company and Pacific Western Bank. Mr. Borgman is also a director of Pacific Western Bank. Previously, Mr. Borgman served as President and Chief Executive Officer and a director of First National Bank from July 2003 to October 2006, and as Executive Vice President and Chief Credit Officer of the Company from the Company's formation in May 2000 until July 2003. Prior to joining the Company, Mr. Borgman was Executive Vice President and Chief Credit Officer of Western Bancorp from August 1997 to November 1999. Prior to joining Western Bancorp, Mr. Borgman was the founder, President and Chief Executive Officer of National Business Finance, Inc., a national commercial finance and factoring organization headquartered in Denver, Colorado, from July 1986 to July 1996, when Mr. Borgman sold his company to Norwest Bank. Mr. Borgman was employed by Norwest Bank to manage National Business Finance, Inc. from August 1996 to August 1997.

        Suzanne R. Brennan is Executive Vice President of Risk Management of the Company. Prior to joining the Company in January 2011, Ms. Brennan was Executive Vice President of Operations and Systems at Guaranty Bancorp from May 2005 to December 2010. Prior to Guaranty Bancorp, Ms. Brennan was Executive Vice President of Systems and Operations for PacWest Bancorp from April 2002 to May 2005. Prior to Ms. Brennan's initial employment with the Company, Ms. Brennan was President of Summit Consulting Group; Executive Vice President of Western Bancorp; Senior Vice President of U.S. Bancorp; and Manager of the Federal Reserve Bank of Minneapolis.

        Joe Cecala is President of the Inland Empire Region of Pacific Western Bank. Prior to joining the Company in May 2006, Mr. Cecala was Executive Vice President and Chief Credit Officer of Foothill Independent Bank from January 2003 to May 2006, and Senior Vice President and Chief Credit Officer from March 2001 to January 2003.

        Mark Christian is Executive Vice President, Manager of Operations and Systems, of the Company and Pacific Western Bank. Prior to May 2005, when he assumed his current position, Mr. Christian was Senior Vice President, Operations and Systems, of the Company. Mr. Christian joined the Company in May 2000 with its acquisition of Rancho Santa Fe National Bank, where he had been Senior Vice President of Operations since 1997.

        Robert G. Dyck is Executive Vice President and Chief Credit Officer of the Company and Pacific Western Bank. Mr. Dyck also serves as a director of Pacific Western Bank. Prior to becoming Chief Credit Officer of the Company in November 2003, Mr. Dyck was Senior Vice President and Chief Credit Officer of Pacific Western National Bank since January 2001. Mr. Dyck was Senior Vice President and Chief Credit Officer of First Professional Bank from January 2000 to December 2000, when it was acquired by the Company. Mr. Dyck served as Senior Vice President and Senior Credit Officer for Western Bancorp from April 1997 to November 1999.

        Lynn M. Hopkins is Executive Vice President and Corporate Secretary of the Company, and Executive Vice President, Chief Financial Officer and Corporate Secretary of Pacific Western Bank. Prior to joining the Company in January 2002, Ms. Hopkins was a Senior Vice President and Controller of California Community Bancshares, Inc., a California-based bank holding company, from February 2000 to December 2001 and, in addition, served as Chief Financial Officer of its wholly-owned subsidiary, Bank of Orange County, from July 2000 to December 2001. From August 1998 to January 2000, Ms. Hopkins was the Controller of Western Bancorp and the Chief Financial Officer of Southern California Bank.

        Michael J. Perdue is President of the Company and Pacific Western Bank. He also serves as a director of Pacific Western Bank. Prior to joining the Company in October 2006, Mr. Perdue was President, Chief Executive Officer and a director of Community Bancorp Inc. from December 2003 to October 2006, and Chief Operating Officer from July 2003 until December 2003. Prior thereto, he was Executive Vice President of Entrepreneurial Corporate Group and President of its subsidiary, Entrepreneurial Capital Corporation.

        Daniel B. Platt is Executive Vice President of the Company and Pacific Western Bank. He also serves as a director of Pacific Western Bank. Mr. Platt joined the Company as an employee in November 2009 and has been a director of the Company since 2003. Previously, from May 2003 to November 2009, Mr. Platt was President of Del Mar Financial, a real estate consulting firm. From November 1995 to June 2002, Mr. Platt was Executive Vice President and Chief Financial Officer, Burnham Pacific Properties, a publicly-traded real estate investment trust. From 1983 to 1994, Mr. Platt held executive positions with Union Bank, Security Pacific Bank, and Bank of America. Mr. Platt has been in commercial banking, real estate and finance for over 30 years.

        Victor R. Santoro is Executive Vice President and the Chief Financial Officer of the Company, and Executive Vice President and a director of Pacific Western Bank. Prior to joining the Company in September 2003, Mr. Santoro was with KPMG LLP, where he had been a partner since 1980, focusing primarily on clients in the banking industry.

        Michael L. Thompson is Executive Vice President, Human Resources of the Company and Pacific Western Bank. Prior to joining the Company in September 2000, Mr. Thompson was an Independent Consultant from November 1999 to September 2000. Mr. Thompson served as Senior Vice President—Human Resources of Western Bancorp from December 1998 to November 1999. Prior to joining Western Bancorp, Mr. Thompson was Senior Vice President of Human Resources for Citizens Business Bank from April 1989 to December 1998.

        Matthew P. Wagner is Chairman and Chief Executive Officer of the Company and of Pacific Western Bank. Mr. Wagner served as a director of Guaranty Bancorp from 2004 to 2010. Prior to joining the Company in 2000, Mr. Wagner was President and Chief Executive Officer of Western Bancorp from 1996 until 1999, when Western Bancorp was acquired by U.S. Bancorp. Prior to joining Western Bancorp in 1996, Mr. Wagner served as an executive vice president with U.S. Bancorp in Minneapolis, Minnesota, from 1990 to 1996, and as a senior vice president from 1985 to 1990.

        Jared M. Wolff is Executive Vice President, General Counsel and Assistant Corporate Secretary of the Company and Pacific Western Bank, and is also President of the Los Angeles, Ventura and Central Coast Regions of Pacific Western Bank. Mr. Wolff is also a director of Pacific Western Bank. Prior to joining the Company in October 2002, Mr. Wolff was associated with the Los Angeles office of the law firm Sullivan & Cromwell LLP, from January 2001 through September 2002, and the New York office of Sullivan & Cromwell, from September 1996 through November 1997. From October 1998 to August 2000, Mr. Wolff was Executive Vice President, Operations for eNutrition, Inc., a California retailer of nutritional supplements. From November 1997 to October 1998, Mr. Wolff was an investment banker with Credit Suisse First Boston. Mr. Wolff is a member of the bars of the State of California and the State of New York.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Overview

        In addition to its responsibilities to make recommendations for nominees to the Company's Board and its committees and to oversee the governance and evaluation process of the Board and its committees, it is the duty of the CNG Committee to administer the Company's compensation system and various incentive plans, including the Company's 2003 Stock Incentive Plan, which we refer to as the Incentive Plan, and the Executive Incentive Plan, or EIC Plan. The CNG Committee reviews and approves compensation levels of members of executive management, including the five executives who are identified in the 2010 Summary Compensation Table on page 32 of this Proxy Statement (whom we refer to as our Named Executive Officers), evaluates the performance of the executive management team and considers executive management succession and related matters. With respect to the compensation of the CEO, the CNG Committee evaluates and recommends such compensation to the Board for approval annually. The CNG Committee reviews with the Board, at least annually, all material aspects of compensation for the Company's executive officers.

  Compensation Philosophy and Objectives

        The primary goal of our compensation program is to link a substantial portion of executive compensation to the financial strength, long-term profitability and risk management of the Company. The CNG Committee achieves this goal by tying meaningful grants of equity compensation and an annual cash bonus to significant measures of financial and non-financial performance, as provided in the EIC Plan.

        The second goal of our compensation program is to align the interests of our executive officers with the interests of our stockholders. We attempt to accomplish this by establishing performance goals for incentive compensation and performance-based restricted stock that are also tied to financial objectives that are meaningful to our stockholders, such as growth in EPS and other measures of financial strength that promote the long-term success of the Company.

        The third goal of the compensation program is to retain highly competent executives. Our executives, and particularly our Named Executive Officers, are talented managers and they are often presented with opportunities at other institutions, including opportunities at potentially higher compensation levels. The Company does not currently have employment agreements with any of its employees. Accordingly, we seek to retain our executives by setting base compensation and incentives at competitive levels and by awarding meaningful stock-based awards. The CNG Committee reviews executive compensation levels paid by peer companies across a range of asset sizes, based on available data, as discussed below. Key elements of compensation to our Named Executive Officers and other executive officers include payout following the achievement of long-range financial and strategic objectives. The CNG Committee intends to pay incentive compensation at the high end of peer group incentive compensation, but only if the Company performs at the high end among peers.

        We combine the compensation elements for each of our Named Executive Officers and other executive officers in a way we believe will maximize such executive's contribution to the Company and contribute to the Company's long-term success. The CNG Committee has not established a policy or target for the allocation between either cash and non-cash or short-term and long-term compensation. Rather, the CNG Committee undertakes a subjective analysis in light of the goals described above and, in connection with their analysis, reviews and considers information provided by independent compensation consultants and surveys to which the Company subscribes to determine the appropriate level and mix of base compensation, performance-based pay and other elements of compensation.

  Components of Compensation

        The Company compensates its executive officers in three ways: base compensation, annual cash bonus opportunity under our EIC Plan, and periodic grants of time-based and performance-based restricted stock under the Incentive Plan. Our executives can defer base salary through our tax-qualified 401(k) plan. In addition, we provide change in control severance protection to our executive officers through our Executive Severance Pay Plan. We also provide certain perquisites to our executive officers, such as an auto allowance or use of a company vehicle, reimbursement of club dues for clubs that are used frequently for business purposes, and life, disability and long-term care insurance. The CNG Committee reviews at least annually all components of compensation payable to the CEO and the other executive officers, in terms of current compensation, long-term and incentive compensation, perquisites and payouts upon or following a change in control of the Company, to ensure that the compensation program is meeting the goals of the Company's compensation philosophy described above. The overall review of compensation is also reviewed by the Board annually.

        Base Salary—The CNG Committee reviews the base compensation of the CEO and of the executive officers reporting to him. The CNG Committee makes compensation recommendations for the CEO to the full Board (excluding the CEO). Based on recommendations from the CEO, the CNG Committee evaluates and determines compensation levels for the other members of the Company's executive management team. The CNG Committee reviews banking-related salary survey data related to a peer group as described below under "—Annual Review of Executive Compensation Program" and last received external guidance during November 2008 from an independent compensation consultant. The CNG Committee does not tie its base compensation decisions to any particular benchmarks, formulas, measurements or criteria, but the CNG Committee considers the Company's performance, individual executive performance and compensation levels paid by comparable financial institutions, as well as economic conditions in the Company's market areas, and refers to analyses or guidance from consultants during the annual review process.

        Annual Cash Bonus—Pursuant to the Company's EIC Plan, annual cash bonuses are paid to executives based on the achievement of certain performance targets and satisfactory individual performance. Performance targets may be financial goals or non-financial goals tied to the management of organizational risk, such as the achievement of satisfactory results related to internal audits or regulatory examinations. Not all eligible executive officers will necessarily receive a bonus and not all eligible executive officers will necessarily receive the same bonus. Additional amounts may be paid as bonuses to members of the Company's executive management team who are deemed by the CNG Committee to have achieved superior performance during the fiscal year. Depending on an individual's overall compensation, payments of any amounts to the Named Executive Officers outside of amounts established under the EIC Plan, however, may not be eligible for tax deductibility. The performance target under the EIC Plan generally represents a meaningful increase in the performance target over the previous fiscal year, a significant achievement in a given economic environment, or meaningful goals that balance the performance of the Company and return to stockholders with prudent risk management. Financial performance targets corresponding to achievement of a payout equal to a participant's target bonus are typically set at levels equal to the Company's budgeted financial performance for the current fiscal year. The achievement levels and corresponding award opportunities are not determined by the CNG Committee based on any set formula or pre-determined methodology, but rather reflect the subjective analysis and determination by the CNG Committee as to the appropriate incentive to focus management on the profitability, targeted growth and corresponding management of risk for the Company.

        Stock-Based Awards—Stock-based awards granted to executive officers of the Company under the Incentive Plan may be granted from time to time at the discretion of the CNG Committee upon its own determination or recommendation from the CEO, and may be granted to the CEO upon recommendation of the CNG Committee and approval of the Board. Typically, the CNG Committee decides whether to approve the grant of equity awards, and the terms of such grant, after discussion with executive management presenting the grant proposals. Awards of long-term incentive compensation in the form of restricted stock grants to our Named Executive Officers and other executive officers generally occur during the first quarter along with the formal annual evaluation of such executive's total compensation. Additionally, grants may also coincide with promotions or the vesting of a previous grant. In considering whether to recommend the grant of an equity award and the size of the grant to be awarded, the CNG Committee considers, with respect to the executive officer, the salary level, the contributions expected toward the strategic growth, financial strength, risk management and profitability of the Company. The CNG Committee also evaluates survey data indicating grants made to similarly situated officers at comparable financial institutions, as detailed in reports or peer groups advised by its consultants, as described below under "—Annual Review of Executive Compensation Program."

        Since 2003, the Company has granted time-based and performance-based restricted stock in lieu of granting stock options as incentive compensation. Although the Company has not granted stock options recently, it reserves the right to do so in the future pursuant to the terms of the Incentive Plan. While stock options and time-based restricted stock link an executive's interests to those of stockholders, they do not have a performance component or measure. Performance-based restricted stock, however, has a performance component and the Company has historically used performance-based restricted stock to tie the incentive pay of executives to the performance of the Company. Because restricted stock, both performance-based and time-based, generally has value whether or not the Company's stock price fluctuates, the Company can grant fewer shares of restricted stock compared to stock options, resulting in less dilution to stockholders. The value of both time-based and performance-based restricted stock fluctuates directly with changes in our stock price and, with respect to performance-based restricted stock, only vests to the extent that specific internal financial performance targets are achieved. If the minimum or set performance targets are not achieved, no vesting occurs and the granted shares are forfeited. Amortization of all performance-based restricted stock was suspended in the fourth quarter of 2007 and the accumulated amortization was reversed in the fourth quarter of 2008 when management determined that it would be improbable to achieve the financial targets. All granted shares accelerate vesting upon a change in control of the Company, as defined in the Incentive Plan. On all grants to date of time-based and performance-based restricted stock, the Company has elected to pay dividends to the grantee on such shares prior to vesting at the same rate as dividends are paid to stockholders generally. Dividends paid prior to vesting are treated as compensation to the grantee and taxed at ordinary income rates for tax purposes.

        401(k) Plan.    Our 401(k) plan allows executives and other participants to defer a portion of their compensation and, for 2010, the Company provided participants a match of 1.5% of contributions up to 6% of their base salaries, subject to IRS limitations. We currently have no tax-deferred investment alternatives for our executive officers other than our 401(k) Plan.

        Change in Control Protection.    The Company has adopted an Executive Severance Pay Plan, or the Severance Plan, which provides for severance compensation for our executive officers in the event of termination without "cause" or for "good reason" (as each is defined in the Severance Plan) within two years following a change in control. The purposes of the Severance Plan are to assist in recruiting, encourage retention and minimize the uncertainty and distraction caused by the potential for bank acquisitions, and to allow our executive officers to focus on performance by providing transition assistance if there is a change in control. In addition, the program is intended to align executive and stockholder interests by enabling the executive officers to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executives' own employment. The Severance Plan requires that there be both a change in control and an involuntary termination without "cause" or a voluntary termination for "good reason", which is often referred to as a "double-trigger." Under the double-trigger formula, the Company's successor is obligated to make payments under the Severance Plan only if the executive is actually or constructively discharged as a result of the change in control. In addition, under the Company's Incentive Plan, all granted equity awards fully vest upon a change in control. The Company determined that accelerated vesting is appropriate under this circumstance as a means to attract and retain executives in light of the uncertainty that accompanies consolidation in the banking sector. For more information on the Severance Plan, please see the section entitled "Potential Payments on Termination and Change in Control" beginning on page 34 of this Proxy Statement.

  Risk Management

        Through the Company's compensation program, the CNG Committee attempts to balance appropriate compensation and performance incentives with the Company's risk profile. Specifically, the CNG Committee alters the performance measures under the EIC Plan, for a given year, based on financial and operating metrics the Company seeks to achieve. For example, in a particular year, net operating earnings may be a performance measure but have a lower weight than a prior year. In the current operating environment, in determining target award opportunities under the EIC Plan, the CNG Committee has placed less emphasis on earnings and loan growth than in prior years, and more emphasis on deposit growth and overall risk management (through the use of composite regulatory rating as a performance measure). Additionally, the CNG Committee has made grants of time-based restricted stock in lieu of performance-based restricted stock, in order to balance the ratio of time-based and performance-based restricted stock of the Company's executives, and to place more emphasis on steady achievement than performance goals that have a higher level of volatility and lower level of probability. These changes were adopted in part in response to recommendations of the Company's outside compensation consultant engaged in November 2008. See "—Annual Review of Executive Compensation Program" below.

  Annual Review of Executive Compensation Program

        Generally, an overall review of compensation is conducted by the CNG Committee at the end of each fiscal year in advance of salary and compensation recommendations made at the beginning of the subsequent fiscal year in conjunction with the annual budgeting process. The CNG Committee last engaged an outside consultant at the end of 2008 to help evaluate the overall compensation program for its executive officers and to help determine compensation for 2009. No compensation consultant was engaged in 2009 or 2010 for the determination of 2010 or 2011 compensation. However, the CNG Committee further implemented during 2009 and 2010 many of the recommendations made by the outside consultant at the end of 2008.

        The consultant analyzed the Company's total compensation program, including retention and incentive goals, against a peer group of publicly traded, regional financial institutions. The analysis included data generated from a variety of surveys and peer groups. The peer group against which the Company evaluated its compensation ranged in assets from $3 billion to $12 billion and included the following financial institutions: Bank of Hawaii Corporation, Boston Private Financial Holdings, Inc., Capitol Bancorp, Ltd., Cathay General Bancorp, Columbia Banking System Inc., CVB Financial Corp., East West Bancorp, Pacific Capital Bancorp, Pinnacle Financial Partners, Inc., Private Bancorp, Sterling Bancshares, SVB Financial Group, Umpqua Holdings Corp, and Westamerica Bancorporation. The compensation consultant reviewed total compensation elements relative to these peers and the Company's financial performance relative to the peer group.

        Overall, the compensation consultant determined that during the prior fiscal year, referring to 2007, and for the average of the prior three fiscal years, the Company's financial performance was in the top 25 percentile relative to the peer group for several financial ratios. The consultant also determined that total cash compensation levels for the Named Executive Officers were between the median and the top 25 percentile of the peer group. The compensation consultant also determined that the intended value of long-term incentive compensation, including performance-based restricted stock, was targeted at the higher end of the market. However, the consultant noted that much of the granted performance-based stock was unlikely to vest, and accordingly its incentive value and retention value were low to the executives. The consultant noted that previous grants of performance-based restricted stock intended as both retention tools and incentive compensation were granted with goals so far in the future as to make such goals unrealistic. In addition, such goals were overly weighted on all-or-nothing performance measures.

        The compensation consultant recommended that the CNG Committee develop a more balanced policy for making stock grants. In particular, the consultant advised the Company to revise its policy relating to stock grants to make more regular, periodic grants of both time-based and performance-based restricted stock. The consultant also recommended that grants of time-based restricted stock be made annually or less frequently and should provide for annual vesting components. The consultant also recommended that grants of performance-based restricted stock should be set based on incentive-based objectives attainable over a shorter horizon than the Company typically set previously. In addition, the consultant recommended that the Company broaden the range of goals under the Company's EIC plan. Noting that in two of the prior three years no cash bonuses were awarded despite the relatively strong financial performance of the Company, the consultant recommended that goals for awarding annual cash bonuses include more than one performance measure, with each performance target weighted as a percentage of the overall cash bonus.

        As a result of these recommendations, the CNG Committee adopted an internal restricted stock grant policy that provides a framework for making grants that would provide for more balance between grants of time-based and performance-based restricted stock and also reduce the performance horizon for performance-based goals. It is expected that any future grants of time-based or performance-based restricted stock to the Company's executive officers would be made pursuant to this framework. Additionally, the CNG Committee approved EIC Plan targets for 2010 that included a broader set of performance measures, as described below under "2010 Executive Compensation."

  2010 Executive Compensation

        The CNG Committee (and the Board, in the case of the CEO) reviewed and approved the compensation of Matthew Wagner, the CEO, Victor Santoro, the CFO, and each of the other Named Executive Officers and executive officers for 2010.

        2010 Base Salary.    The CNG Committee approved 2010 base salaries in February 2010, to take effect March 1, 2010. For 2010, the CNG Committee approved an increase in the base salary for Mr. Wolff in light of increased responsibilities Mr. Wolff assumed in mid-2009. No other change in base salaries or in potential cash bonus compensation was approved or recommended by the CNG Committee with respect to the Named Executive Officers for 2010. The CNG Committee had last increased base salaries, and reduced potential cash bonus compensation, for the Named Executive Officers and certain other executive officers in 2008. Mr. Wagner's base salary and potential cash bonus opportunity was last raised in February 2007.

        2010 Annual Bonus/EIC Plan Awards.    The CNG Committee established the performance targets, achievement levels and corresponding award opportunities under the EIC Plan in March 2010 for 2010 cash bonuses, which were paid in February 2011 based on subsequent approval. Annual cash bonus opportunities for each of the Named Executive Officers, except for the CEO, were set for 2010 at 60% of base salary. Mr. Wagner's annual cash bonus opportunity for 2010 under the EIC Plan was set at 100% of base salary. Below are the target award opportunities for each category of participant under the EIC Plan:

Participant	Target Award Opportunities
CEO	100% of Base Salary
Other Executive Officers(1)	60% of Base Salary
Officers (grade B)(2)	50% of Base Salary
Officers (grade C)(2)	10% to 30% of Base Salary

(1)
Includes each of the other Named Executive Officers and an additional 11 executive officers, grades 2, 3 and A.

(2)
Includes 22 officers in grade B and 54 officers in grade C.

        Three performance measures were established and each assigned a weight, representing the percentage of the target bonus that such performance measures represented. The performance measures for 2010 were net operating earnings, core deposit growth and composite regulatory rating. Achievement of budgeted net operating earnings and core deposit growth corresponded to a 100% payout of that performance measure's bonus weight.

        The following are the target performance measures, weights and corresponding award opportunities that were approved for the Company's executive officers for 2010:

		Performance and Corresponding Payout of Target Award Opportunity
Performance Measure	Weight	75%	100%	110%
Net Earnings	30%	80% of Budget	Budget	120% of Budget
Core Deposit Growth	30%	80% of Budget	Budget	120% of Budget
Composite Regulatory Rating	30%	Lower range	Current range	Current range and 110% payout of at least 2 other targets
Loan Growth	10%	80% of Budget	Budget	120% of Budget

        For 2010, net earnings was set at $34.0 million, which represented budgeted net earnings. Budgeted net earnings for 2010 represented an increase over the net loss in 2009 of $9.4 million. Budgeted net earnings for 2010 was based on, and subject to, expectations of stabilization of the economy and the credit environment. Core deposit growth was set at 7% and represented a meaningful increase over the prior year as the Company's momentum continued to positively attract high quality deposits and reflected the Company's expectation of deposit growth organically and through FDIC acquisitions. Deposit growth was budgeted based on expectations for core deposits, which excludes growth in certificates of deposit and any brokered deposits. Composite regulatory rating was based on maintaining a composite regulatory rating that would permit the Company and the Bank to operate comfortably in the current environment. Loan growth was budgeted for 3%. It was set at a modest level for 2010 in light of the continuing uncertainty of the economic climate and the Company's efforts to manage risk.

        During 2010, the CNG Committee determined that the Company increased core deposits by 13.1%, well in excess of the 7% growth goal, corresponding to 187% of its growth target and a 110% payout. The CNG Committee also determined that the Company met its composite regulatory rating at target levels corresponding to 100% payout, and that the Company increased loans by 3.9%, or 132% of its growth target and corresponding to a 110% payout. The CNG Committee determined that the Company did not meet the minimum threshold for payout of the net operating earnings performance target since the Company incurred a net loss for 2010. Accordingly, the Company achieved performance targets at a level corresponding to payment to participants in the EIC of approximately 76% of their respective target bonuses. In light of these accomplishments, the CNG awarded to the Named Executive Officers (other than the CEO) cash bonuses under the EIC plan equal to 80% of their target bonus opportunities and recommended to the Board that the CEO be awarded a cash bonus equal to 80% of his bonus opportunity, which the Board approved. The Company had fully accrued for payout at the 80% level during 2010.

        Stock-Based Awards.    During 2010, the CNG Committee (or the Board, upon recommendation of the CNG Committee, in the case of Mr. Wagner) awarded certain time-based restricted stock awards to the Named Executive Officers or other executive officers. Mr. Wagner was awarded 100,000 shares, each of Mr. Santoro and Mr. Wolff were awarded 50,000 shares, Mr. Perdue was awarded 30,000 shares, and Mr. Cecala was awarded 25,000 shares. Each of the awards were for shares of restricted stock that vest over four years, with the first third vesting after two years, an additional third after the third year and the remaining third after the fourth year. In granting the restricted stock awards to the Named Executive Officers and other executive officers, the CNG Committee (and the Board, in the case of Mr. Wagner) determined that these grants were an important element of the overall compensation program, in light of base salaries and other components of compensation, and would provide appropriate compensation and retention for the Company's key employees.

  Statement Regarding Deductibility

        Under Internal Revenue Code Section 162(m), the Company's tax deduction may be limited to the extent total compensation paid to "covered officers" exceeds $1 million in any one tax year. Applicable IRS regulations define "covered officers" to include the CEO and each of the next three most highly compensated executive officers (but excluding in all cases the CFO). The deduction limit does not apply to payments that qualify as "performance-based" provided certain requirements are met, including receipt of stockholder approval of the plan under which such performance-based payments are made. Regulations under Section 162(m) also permit stock options to be excluded from compensation if certain conditions are met, but restricted stock and restricted stock awards (other than performance-based stock and performance-based stock awards) may not be exempt if the aggregate compensation of the executive officer would exceed the limit. The CNG Committee believes that all performance-based restricted stock granted under the Incentive Plan meet these conditions. Generally, it is the intent of the CNG Committee to structure the Company's cash and stock-based compensation programs so that compensation payments and stock-based awards are tax deductible. In 2010, the Company's stockholders approved the Company's EIC Plan, in order to ensure future bonus awards under that plan meet the requirements for deductibility under Section 162(m). However, the CNG Committee reserves the discretion to make payments or stock-based awards that are not tax deductible. As described above, the CNG Committee awarded, and in the case of Mr. Wagner recommended to the Board and the Board awarded bonus compensation under the EIC Plan to the Company's executive officers in excess of the performance payout under the EIC Plan. Additionally, certain performance targets used in the EIC Plan for 2010 were not set forth in the plan approved by stockholders. As a result of such awards, a portion of Mr. Wagner's compensation was not deductible as compensation expense under Section 162(m). For the reasons described above, the Company believes that such awards were in the best interests of the Company and that the portion of compensation that was not deductible was an acceptable cost to the Company in light of the Company's overall compensation goals and objectives.

COMPENSATION COMMITTEE REPORT

        The Compensation, Nominating and Governance Committee, or CNG Committee, of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the CNG Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

                      COMPENSATION, NOMINATING AND
                      GOVERNANCE COMMITTEE
                      Stephen M. Dunn
                      Barry C. Fitzpatrick, Chairman
                      Timothy B. Matz
                      Arnold W. Messer
                      Robert A. Stine

 2010 Summary Compensation Table

        The following table sets forth for 2010, 2009 and 2008 the compensation for the Company's CEO, CFO and for each of the three most highly compensated executive officers of the Company during 2010, other than the CEO and CFO, serving as executive officers at the end of 2010. These five persons are referred to collectively as our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Matthew P. Wagner	2010	$750,000	$600,000	$1,994,000	—	—	$56,078	$3,400,078
Chief Executive	2009	$750,000	$562,500	—	—	—	$192,875	$1,505,375
Officer	2008	$750,000	$750,000	$5,788,260	—	—	$414,087	$7,702,347
Victor R. Santoro	2010	$456,250	$219,000	$997,000	—	—	$39,065	$1,711,315
Executive Vice	2009	$456,250	$205,313	—	—	—	$87,584	$749,147
President and Chief	2008	$441,042	$273,750	$2,367,367	—	—	$168,063	$3,250,222
Financial Officer
Michael J. Perdue	2010	$387,508	$186,000	$598,200	—	—	$32,422	$1,204,130
President	2009	$387,508	$174,379	—	—	—	$57,045	$618,932
	2008	$374,590	$175,252	$1,285,665	—	—	$96,394	$1,931,901
Jared M. Wolff	2010	$385,417	$189,000	$997,000	—	—	$41,115	$1,612,532
Executive Vice	2009	$343,750	$154,688	—	—	—	$70,496	$568,934
President, General	2008	$332,292	$206,250	$1,257,663	—	—	$113,370	$1,909,575
Counsel and
Assistant Secretary;
President, Los Angeles
and Ventura
Regions, Pacific
Western Bank
Casey (Joe) Cecala, III	2010	$250,000	$120,000	$498,500	—	—	$25,549	$894,049
President, Inland	2009	$250,000	$112,500	—	—	—	$23,640	$386,140
Empire Region	2008	$241,667	$131,000	$221,842	—	—	$40,823	$635,332

(1)
Represents the grant date fair value of the Company's common stock underlying awards of restricted stock. For further information, see footnote 17 to the Company's audited financial statements for the fiscal year ended December 31, 2010 included in the Company's Annual Report on Form 10-K.

(2)
Includes dividends on unvested restricted stock, Company contributions to the 401(k) plan, either personal use of Company owned automobiles or cash automobile allowance, reimbursement of club dues, and life, medical and disability insurance premiums paid by the Company. Dividends on the unvested performance-based or time-based restricted stock are paid at the same rate as that paid on the Company's outstanding common stock when declared by the Board of Directors.

        The table below summarizes the components of "All Other Compensation" for the executive officers shown:

	Dividends on Unvested Restricted Stock	Auto Allowance(1)	401(k) Contribution(2)	Club Dues	Life, Medical and Disability Insurance Premiums	Total
Matthew P. Wagner
2010	$16,795	$4,496	$—	$12,628	$22,159	$56,078
2009	$148,611	$6,642	$—	$16,017	$21,605	$192,875
2008	$370,221	$6,370	$—	$15,945	$21,551	$414,087
Victor R. Santoro
2010	$7,153	$12,000	$—	$5,251	$14,661	$39,065
2009	$56,366	$12,000	$—	$5,421	$13,797	$87,584
2008	$137,216	$12,000	$—	$5,050	$13,797	$168,063
Michael J. Perdue
2010	$3,847	$6,490	$—	$—	$22,085	$32,422
2009	$29,009	$6,504	$—	$—	$21,532	$57,045
2008	$72,384	$6,738	$—	$—	$17,272	$96,394
Jared M. Wolff
2010	$5,028	$960	$3,675	$14,089	$17,363	$41,115
2009	$32,282	$956	$6,900	$13,650	$16,708	$70,496
2008	$84,147	$2,111	$6,750	$5,772	$14,590	$113,370
Casey (Joe) Cecala
2010	$1,354	$7,357	$—	$—	$16,838	$25,549
2009	$5,950	$6,914	$—	$—	$10,776	$23,640
2008	$24,806	$6,736	$—	$—	$9,281	$40,823

(1)
Includes either personal use of Company-owned automobile or cash automobile allowance.

(2)
Represents Company match in 401(k) plan.

2010 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Sh)
											Grant Date Fair Value of Stock and Option Awards ($)
Named Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)	Maximum (#)
Matthew P. Wagner	2/17/2010	—	—	—	100,000	—	—	—	—	—	$1,994,000
	—	$562,500	$750,000	$825,000	—	—	—	—	—	—	—
Victor R. Santoro	2/17/2010	—	—	—	50,000	—	—	—	—	—	$997,000
	—	$205,313	$273,750	$301,125	—	—	—	—	—	—	—
Michael J. Perdue	2/17/2010	—	—	—	30,000	—	—	—	—	—	$598,200
	—	$174,379	$232,505	$255,755	—	—	—	—	—	—	—
Jared M. Wolff	2/17/2010	—	—	—	50,000	—	—	—	—	—	$997,000
	—	$177,188	$236,250	$259,875	—	—	—	—	—	—	—
Casey (Joe) Cecala	2/17/2010	—	—	—	25,000	—	—	—	—	—	$498,500
	—	$112,500	$150,000	$165,000	—	—	—	—	—	—	—

(1)
Amounts indicated represent potential awards determined under the provisions of the Company's Executive Incentive Plan, or EIC Plan.

(2)
Granted pursuant to the Company's 2003 Stock Incentive Plan. Grant made of shares of time-based restricted stock that vest in equal installments over four years. Dividends are paid on unvested restricted stock at the same rate as dividends are paid to stockholders generally on the Company's common stock. Restrictions on all shares of unvested performance-based and time-based restricted stock lapse, and shares accelerate vesting, upon a change in control of the Company.

        The Company does not have employment agreements with any of its Named Executive Officers. For more information, see "Compensation Discussion and Analysis—2010 Executive Compensation."

Outstanding Equity Awards At December 31, 2010

	Option Awards					Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Matthew P. Wagner	—	—	—	—	—	172,916	$3,696,944	200,000	$4,276,000
Victor R. Santoro	—	—	—	—	—	80,070	$1,711,897	80,000	$1,710,400
Michael J. Perdue	—	—	—	—	—	46,805	$1,000,691	40,000	$855,200
Jared M. Wolff	—	—	—	—	—	66,319	$1,417,900	50,000	$1,069,000
Casey (Joe) Cecala	—	—	—	—	—	27,778	$593,894	5,000	$106,900

(1)
Represents grants of time-based restricted stock granted under the Company's 2003 Stock Incentive Plan. Such shares vest in installments over 3, 4 or 5 years. Restrictions on all shares of unvested time-based restricted stock lapse, and share vesting is accelerated, upon a change in control of the Company.

(2)
Market value is determined using the December 31, 2010 closing price of PacWest Bancorp common stock of $21.38 per share.

(3)
Granted pursuant to the Company's 2003 Stock Incentive Plan. Grants are long-term incentive grants of shares of performance-based restricted stock that vest in full upon attainment of the specified performance target. Dividends are paid on unvested performance-based and time-based restricted stock at the same rate as dividends paid to stockholders generally on the Company's common stock. Restrictions on all shares of unvested performance-based and time-based restricted stock lapse, and shares accelerate vesting, upon a change in control of the Company. The Company has determined that at this time it is improbable that the performance targets for these awards will be met.

2010 Option Exercises And Stock Vested Table

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Matthew P. Wagner	—	—	90,972	$1,728,579
Victor R. Santoro	—	—	26,690	$502,313
Michael J. Perdue	—	—	13,935	$262,874
Jared M. Wolff	—	—	13,773	$259,657
Casey (Joe) Cecala	—	—	5,259	$111,810

(1)
Value is determined using the closing market price of the Company's common stock on the option exercise date or vesting date, as the case may be.

Potential Payments on Termination and Change in Control

        Change in Control Severance Plan.    The Company has an Executive Severance Pay Plan, or the Severance Plan, in which the Named Executive Officers, and other company officers, are participants. The Severance Plan provides severance to participants in the event of a change in control and, within two years thereof, termination of employment by a participant for Good Reason or termination of a participant other than for Cause. Under those circumstances, the Company will (i) provide or pay, as the case may be, the participant (a) his or her accrued base salary and benefits through termination, plus his or her pro rata target annual bonus for the year in which the participant is terminated, and (b) a designated multiple of the participant's annual compensation (annual base salary plus annual target bonus, auto allowance and club dues) and (ii) provide the participant and his or her dependents with medical, dental and vision coverage for the number of years corresponding to the participant's severance multiple, unless the participant obtains other health coverage. If a participant is subject to any excise tax imposed under Section 4999 of the Internal Revenue Code by reason of a change in control, then the Company will pay to the participant an amount as specified in the Severance Plan. In consideration for the severance, a participant will be subject to a non-solicitation covenant following any termination of his or her employment for the number of years corresponding to the participant's severance multiple. Mr. Wagner has a severance multiple of three and each of the other Named Executive Officers has a severance multiple of two. The Severance Plan is administered by the Company's CNG Committee and was last approved on November 4, 2009.

        Under the Severance Plan:

  •
  a "Change in Control" generally means (1) a change in the majority control of the Company; (2) a change in the majority (two-thirds under the Incentive Plan) control of the Company's Board of Directors; or (3) the consummation of certain business combinations, including a reorganization, merger or consolidation, or the sale of all or substantially all of the assets of the Company, if the Company's stockholders do not hold at least a majority (70% under the Incentive Plan) of the combined voting power of the resulting company and the existing directors do not constitute at least half (two-thirds under the Incentive Plan) of the board of directors of the resulting company.

  •
  "Good Reason" generally means (1) the executive is assigned duties inconsistent with his position and present responsibilities; (2) the executive's base salary is reduced or benefits are significantly reduced; (3) the executive is terminated other than for Cause (see below); or (4) the executive is required to be based more than 25 miles from the location of his place of employment immediately before the Change in Control, except for normal business travel in connection with his duties with the Company. Isolated, insubstantial and inadvertent actions, taken in good faith and fully corrected by the Company before the date of termination do not generally constitute Good Reason.

  •
  "Cause" generally refers to (1) an executive's intentional, continued failure to perform his duties for reasons other than physical or mental illness; or (2) an intentional illegal act or gross misconduct which is materially and demonstrably injurious to the Company, as determined by a vote of two-thirds of the board of directors of the Company.

        The following table sets forth the potential payments that may be made to the Named Executive Officers upon a termination in connection with a change in control or otherwise. Except as described pursuant to the Severance Plan, there are no agreements, arrangements or plans that entitle executive officers to severance, perquisites or other enhanced benefits upon termination of their employment. Any agreement to provide such payments or benefits to a terminated executive officer (other than following a change in control) would be in the discretion of the CNG Committee. The payments calculated below are based on the executive's salary as of December 31, 2010 and indicate payments that would have been received by the Named Executive Officers if the relevant termination had taken place on December 31, 2010.

Named Executive Officer	Base Salary ($)	Bonus ($)	Acceleration of Unvested Stock Awards ($)(5)(6)	Continuation of Medical/Welfare Benefits ($)(7)	Excise Tax Gross Up ($)(8)	Other Amounts ($)(9)	Total Termination Benefits ($)
Matthew P. Wagner
Voluntary Termination	—	—	—	—	—	—	—
Involuntary Termination(2)	$233,173	—	—	—	—	—	$233,173
Termination without Cause or for Good Reason after Change in Control(1)(3)(4)	$2,250,000	$2,250,000	$7,972,944	$24,936	$2,512,193	$115,425	$15,125,498
Disability(10)	—	—	—	—	—	—	—
Death(10)	—	—	$7,972,944	—	—	—	$7,972,944
Victor R. Santoro
Voluntary Termination	—	—	—	—	—	—	—
Involuntary Termination(2)	$115,525	—	—	—	—	—	$115,525
Termination without Cause or for Good Reason after Change in Control(1)(3)(4)	$912,500	$547,500	$3,422,297	—	$1,051,505	$63,824	$5,997,626
Disability(10)	—	—	—	—	—	—	—
Death(10)	—	—	$3,422,297	—	—	—	$3,422,297
Michael J. Perdue
Voluntary Termination	—	—	—	—	—	—	—
Involuntary Termination(2)	$98,119	—	—	—	—	—	$98,119
Termination without Cause or for Good Reason after Change in Control(1)(3)(4)	$775,016	$465,010	$1,855,891	$16,624	$843,090	$51,546	$4,007,177
Disability(10)	—	—	—	—	—	—	—
Death(10)	—	—	$1,855,891	—	—	—	$1,855,891
Jared M. Wolff
Voluntary Termination	—	—	—	—	—	—	—
Involuntary Termination(2)	$107,272	—	—	—	—	—	$107,272
Termination without Cause or for Good Reason after Change in Control(1)(3)(4)	$787,500	$472,500	$2,486,900	$22,396	$847,857	$64,508	$4,681,661
Disability(10)	—	—	—	—	—	—	—
Death(10)	—	—	$2,486,900	—	—	—	$2,486,900
Casey (Joe) Cecala
Voluntary Termination	—	—	—	—	—	—	—
Involuntary Termination(2)	$116,186	—	—	—	—	—	$116,186
Termination without Cause or for Good Reason after Change in Control(1)(3)(4)	$500,000	$300,000	$700,794	$14,700	$398,512	$42,976	$1,956,982
Disability(10)	—	—	—	—	—	—	—
Death(10)	—	—	$700,794	—	—	—	$700,794

(1)
Assumes an effective date of a change in control of December 31, 2010. In addition to the payments provided in this row, in the event the Named Executive Officer is terminated within 24 months following a change in control either (i) by the Company for any reason other than cause or (ii) by the executive for good reason, the executive is entitled to receive accrued benefits, including salary and bonus, which are earned through the date of termination.

(2)
Under the Company's employee severance policy, full-time employees of the Company are entitled to receive a severance benefit in the event their employment is terminated because of the elimination of a previously required position or previously required service, or due to the consolidation of departments, abandonment of plants or offices, or technological change or declining business activities, where such termination is intended to be permanent. The amount of severance benefit is determined based on the length of service and the employee's base salary. In general, an eligible employee is entitled to a severance benefit of one week of base salary for each year of service plus a supplemental severance benefit based on level and term of service. Amounts based on 18 weeks salary for each Named Executive Officer. In addition, eligible employees are entitled to a bonus prorated from the beginning of the calendar year to the date of separation. The above table does not include any prorated bonuses because the involuntary termination severance payments presented therein are as of the end of the year.

(3)
The Severance Plan is a "double trigger" program, meaning payments are made only if the employee suffers a covered termination of employment within two years following the change in control. The amounts shown in the first three columns of the above table for "termination without cause or for good reason after change in control" are based on the following assumptions and provisions of the Severance Plan: in the event the named executive is terminated within two years after a change in control either (i) by the Company for any reason other than cause or (ii) by the executive for good reason, the Company is required to pay an amount equal to 200% (300% in the case of Mr. Wagner) of the sum of the executive's base salary and target EIC Plan award. For a termination at December 31, 2010:

  •
  Mr. Wagner had a base salary of $750,000 and an EIC Plan target of 100% of his base salary, or $750,000;

  •
  Mr. Santoro had a base salary of $456,250 and an EIC Plan target of 60% of his base salary, or $273,750;

  •
  Mr. Perdue had a base salary of $387,508 and an EIC Plan target of 60% of his base salary, or $232,505;

  •
  Mr. Wolff had a base salary of $393,750 and an EIC Plan target of 60% of his base salary, or $236,250; and

  •
  Mr. Cecala had a base salary of $250,000 and an EIC Plan target of 60% of his base salary, or $150,000.

(4)
The EIC Plan is an annual cash-based performance incentive plan under which payments are made in the year following the year in which performance is measured. For purposes of this table, the EIC Plan numbers represent target payments under the plan in 2011 for 2010 performance. See "Compensation Discussion and Analysis—2010 Executive Compensation" on page 29 of this Proxy Statement for more information regarding the award opportunities under the EIC Plan during 2010.

(5)
Under the Incentive Plan, upon a change in control, any unvested stock options, unvested time-based or performance-based restricted stock, or other equity awards would fully vest. The Company ceased granting stock options in 2003 and all outstanding stock options have vested. The amounts in this column represent the value of the unvested time-based and performance-based restricted stock held by the Named Executive Officers based on the closing price of the Company's common stock on December 31, 2010.

(6)
For amounts listed with respect to termination without cause or for good reason after a change in control, the payments relating to time-based and performance-based shares represent the value of unvested and accelerated stock as of December 31, 2010, calculated by multiplying the number of accelerated shares by the closing price of Company stock on December 31, 2010.

(7)
Represents reimbursement for COBRA payments based on employee's premiums for health and dental insurance at December 31, 2010 multiplied by employee's severance multiple.

(8)
Upon a change in control of the Company, the executive may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended. The Company has agreed to reimburse each Named Executive Officer for all excise taxes that are imposed on the executive under Section 4999 and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 4999 excise taxes. The calculation of the Section 4999 gross-up amount in the above tables is based upon a Section 4999 excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 10.55% state income tax rate. In calculating such payments, Treasury Regulation Section 1.280G-1 Q&A 24(c) was used when valuing payments for time-based restricted stock and Treasury Regulation Section 1.280G-1 Q&A 24(d)(3) was used when valuing payments for performance-based restricted stock. In valuing the payments for performance- based restricted stock, a portion of such stock was treated as reasonable compensation for services rendered prior to the assumed change in control. No value was assigned to any non-solicitation covenants that may arise in a change in control.

(9)
Other amounts include three-times the sum of the amounts for automobile allowance, life and disability insurance premiums paid by the Company, and club dues for Mr. Wagner and two-times the sum of the same amounts for the other Named Executive Officers.

(10)
A termination of employment due to death or disability does not entitle the Named Executive Officers to any payments or benefits that are not available to salaried employees generally. However, unvested stock awards vest upon death.

Equity Compensation Plan Information

        On May 28, 2003, the Company's stockholders approved the 2003 Stock Incentive Plan, which we refer to as the Incentive Plan, which amended and restated the Company's 2000 Stock Incentive Plan. On May 26, 2004, the Company's stockholders approved certain amendments to the Incentive Plan to modify the terms pursuant to which the administrator of the Incentive Plan could grant awards and to increase the shares authorized for issuance under the Incentive Plan. On April 19, 2006, the Company's stockholders approved an amendment and restatement of the Incentive Plan to increase the shares authorized for issuance under the Incentive Plan. On May 12, 2009, the Company's stockholders again approved an amendment and restatement of the Incentive Plan to increase the shares authorized for issuance under the Incentive Plan. Currently, the Incentive Plan provides for the issuance of performance and restricted stock grants, stock appreciation rights and options to purchase up to 5,000,000 shares of the Company's common stock.

AUDIT COMMITTEE REPORT

        The role of the Audit Committee is to (i) assist Board oversight of (a) the integrity of the Company's financial statements, (b) the Company's compliance with legal and regulatory requirements, (c) the independent auditors' qualifications and independence, and (d) the performance of the independent auditors and the Company's internal audit function; (ii) decide whether to appoint, retain or terminate the Company's independent auditors and to pre-approve all audit, audit-related and other services, if any, to be provided by the independent auditors; and (iii) prepare this Report. The Board has determined, upon recommendations from the CNG Committee, that each member of the Audit Committee is financially literate and that each of Mr. Craig A. Carlson, Mr. George E. Langley, and Ms. Susan E. Lester is qualified as an audit committee financial expert and that each of them has accounting or relating financial management expertise, in each case in accordance with the rules of the SEC and the listing standards of Nasdaq.

        The Audit Committee operates pursuant to a written charter that was last amended and restated as of May 12, 2010. A copy of the Audit Committee charter may be obtained on the Company's website at http://www.pacwestbancorp.com under the section entitled "Corporate Governance." As set forth in such charter, management of the Company is responsible for the preparation, presentation and integrity of the Company's consolidated financial statements, the Company's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles and the effectiveness of internal control over financial reporting.

        During 2010, the Audit Committee performed all of its duties and responsibilities under the Audit Committee charter. The Audit Committee has reviewed and discussed the audited consolidated financial statements as of and for the year ended December 31, 2010 with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors' communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors' independence.

        Based upon the reports and discussions described above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee's charter, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company for 2010 be included in its Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

                      AUDIT COMMITTEE
                      Mark N. Baker
                      Craig A. Carlson
                      George E. Langley
                      Susan E. Lester
                      Timothy B. Matz, Chairman
                      Robert A. Stine

 CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Related-Party Transactions Policy

        The Company's Board of Directors has adopted a written policy ("Policy") governing the approval of Related-Party Transactions. "Related-Party Transactions" include any transaction, or any amendment or modification to a transaction, involving a director or director nominee, executive officer, a 5% stockholder of the Company or any person known by the Company to be an immediate family member of any of the foregoing individuals that would need to be disclosed under Item 404(a) of Regulation S-K promulgated by the SEC. Such transactions do not include, however, indemnification payments or compensation paid to directors and executive officers for their services as directors and executive officers. The Policy prohibits all Related-Party Transactions, unless they are approved or ratified by the CNG Committee in accordance with the Policy. Under the Policy, the Company's legal department, in consultation with management and outside counsel, analyzes all potential Related-Party Transactions brought to the attention of the Company to determine whether they constitute Related-Party Transactions. If the Legal Department determines a transaction constitutes a Related-Party Transaction, the CNG Committee will then review the transaction to determine whether or not to approve or ratify it. In making its determination, the CNG Committee considers several factors including, but not limited to, whether the terms of the Related-Party Transaction are fair to the Company; whether the Company has compelling business reasons to enter into the transaction; whether the transaction will impair the independence of an outside director; and whether the transaction presents an improper conflict of interest for any directors or executive officers of the Company. Members of the CNG Committee having an interest in a transaction under review must abstain from voting on the approval of the Related-Party Transaction, but may, if the Chairperson of the CNG Committee so requests, participate in the CNG Committee's discussions of the transaction.

Certain Relationships and Related-Party Transactions

        John M. Eggemeyer was appointed to the Board of Rancho Santa Fe National Bank on February 27, 1995 and was appointed Chairman of the Board on that date. Mr. Eggemeyer became chairman of the Board of the Company upon the Company's formation on May 31, 2000. Pursuant to an agreement, dated April 30, 2010, with Castle Creek Financial, LLC of which Mr. Eggemeyer is chief executive officer, the Company named Castle Creek Financial as the Company's exclusive financial advisor. We refer to this agreement as the Castle Creek Contract. The Castle Creek Contract provides for the payment of the following fees upon the consummation of certain transactions: (a) 1.0% of the aggregate consideration paid in the event the Company is sold; and (b) in the event of an acquisition of another financial institution by the Company: 1.0% of the aggregate value of the transaction if the aggregate value is $20 million or less; and, if the aggregate value is over $20 million, $200,000 plus 0.65% of the amount of the transaction in excess of $20 million. Castle Creek Financial is also entitled to reimbursement of its reasonable expenses incurred on behalf of the Company. The Castle Creek Contract may be terminated by either party upon 30 days prior notice. In the event of termination, Castle Creek shall still be entitled to its fees pursuant to the terms of the contract should the Company engage in a transaction (i) on which Castle Creek provided advice or participated in discussions with any of the investors in such transaction or (ii) with any of the parties as to which Castle Creek advised the Company or with whom the Company engaged in discussions regarding a possible transaction prior to the termination of the Castle Creek Contract, provided that such transaction is completed within 18 months following the termination of the contract.

        The Castle Creek Contract, and similar predecessor agreements which have been entered into with the Company since 2000, have been reviewed annually by the CNG Committee pursuant to the Company's Related-Party Transactions Policy. In approving the Castle Creek Contract, the CNG Committee concluded that the contract was in the best interests of the Company and its stockholders and was on terms comparable to those prevailing for similar transactions with other persons not having any relationship with the Company. Castle Creek Financial and its affiliates did not receive any fees from the Company for services rendered in 2010, 2009 or 2008.

        Since July 2001, the Company has engaged Martin J. Wolff & Co., Inc. as its insurance broker to help the Company evaluate and obtain certain insurance products for the Company and its subsidiaries, including its group health insurance coverage, life and disability insurance and other insurance benefit products. Martin J. Wolff, the chairman of Martin J. Wolff & Co., Inc., is the father of Jared M. Wolff, the Company's Executive Vice President, General Counsel and Assistant Secretary, and President of the Los Angeles and Ventura Regions of Pacific Western Bank, who joined the Company in October 2002. Jared Wolff was previously associated with the law firm of Sullivan & Cromwell LLP, which firm has been outside counsel to the Company since its formation in 2000. During 2010, the Company purchased comprehensive group insurance, disability insurance, executive life insurance and other insurance products from Martin J. Wolff & Co., Inc. totaling approximately $7.7 million in premiums. To the best knowledge of the Company, Martin J. Wolff & Co., Inc. received approximately $388,000 in commissions from such purchases. Jared Wolff is not involved in the analysis, negotiation or acquisition of group health, disability, executive life or other insurance products purchased by the Company from Martin J. Wolff & Co., Inc. The CNG Committee has approved this relationship pursuant to the Company's Related-Party Transactions Policy. In the opinion of the Company's management, the transactions are in the best interests of the Company and its stockholders and have occurred on terms comparable to those available from other providers of similar products who have no relationship with the Company.

        Certain directors and executive officers, entities associated with them and members of their immediate families were customers of and had banking transactions, including loans, with the Company's subsidiary bank in the ordinary course of business during fiscal 2010. Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These loans did not involve more than the normal risk of collection or present other unfavorable features. The Company expects its subsidiary bank to have banking transactions with such persons in the future.

INDEPENDENT AUDITORS

        The Audit Committee has reappointed the firm of KPMG LLP as independent auditors to audit the financial statements of the Company for the current fiscal year. Representatives from KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Independent Auditor Fees

        The following is a description of fees billed to the Company by KPMG LLP during the last two fiscal years:

        Audit Fees.    Audit fees include fees for the annual audit of the Company's consolidated financial statements, audit of acquiree opening balance sheet in accordance with securities laws rules and regulations, review of interim financial statements included in the Company's quarterly reports on Form 10-Q, review of registration statements filed with the SEC, and the issuance of consents and comfort letters. The aggregate audit fees billed to the Company by KPMG LLP for the years ended December 31, 2010 and 2009 totaled approximately $918,292 and $1,355,270, respectively.

        Audit-Related Fees.    Audit-related fees billed to the Company by KPMG LLP consisted primarily of certain due diligence services and accounting consultations related to acquisitions. The aggregate audit-related fees billed to the Company by KPMG LLP for the years ended December 31, 2010 and 2009 totaled approximately $57,630 and $101,636, respectively.

        Tax Fees.    Tax fees include corporate tax compliance, planning and advisory services. The aggregate tax fees billed to the Company by KPMG LLP for the years ended December 31, 2010 and 2009 totaled approximately $186,280 and $140,849, respectively.

        All Other Fees.    There were no other fees billed to the Company by KPMG LLP for the year ended December 31, 2010 or 2009.

        Pre-Approval Policies and Procedures.    The Audit Committee has adopted a policy that requires advance approval by the Audit Committee of all audit, audit-related, tax services and all other services performed by the independent auditor. During 2010, the Audit Committee pre-approved all audit services, non-audit services, audit-related services and tax services performed for the Company by KPMG LLP. In approving any non-audit services, the Audit Committee considered whether the provision of such services would be compatible with maintaining KPMG's independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership of, and transactions in, the Company's equity securities with the SEC. Such directors, executive officers and 10% stockholders are also required to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on a review of the copies of such reports received by the Company, and on written representations from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and 10% stockholders were complied with during 2010.

OTHER BUSINESS

        Except as set forth herein, management has no knowledge of any other business to come before the Annual Meeting. If, however, any other matters of which management is now unaware properly come before this Meeting, it is the intention of the persons named in the proxy to vote the proxy in accordance with the recommendations of management on such matters, and discretionary authority to do so is included in the proxy.

Stockholder Proposals

        Business must be properly brought before an annual meeting in order to be considered by stockholders. To be considered for inclusion in the Company's proxy statement for the 2012 Annual Meeting of Stockholders, a stockholder proposal must be submitted in writing to the Company's Secretary on or before December 7, 2011 and must satisfy the other requirements of Rule 14a-8 under the Exchange Act.

        Any proposal submitted for the proxy materials will be subject to the rules and regulations of the SEC concerning stockholder proposals. The notice of a proposal must also contain the following items:

  •
  The stockholder's name, address, and beneficial ownership of shares of the Company,

  •
  The text of the proposal to be presented,

  •
  A brief written statement of the reasons why such stockholder favors the proposal, and

  •
  Any material interest of such stockholder in the proposal.

        Assuming the Company holds the 2012 annual meeting on the anniversary of the Annual Meeting, matters proposed by stockholders for consideration at the 2012 annual meeting but not included in our proxy materials must be received by our Corporate Secretary no earlier than January 11, 2012 and no later than February 10, 2012.

Director Nominations

        Pursuant to Section 1.12 of Article I of the Company's bylaws, nominations for the election of directors may be made by a stockholder entitled to vote for the election of directors by submitting a notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting of the stockholders of the Company called for the election of directors.

        Director nominations proposed by stockholders to be made at the 2012 annual meeting must be received by our Corporate Secretary no earlier than January 11, 2012 and no later than February 10, 2012.

        Pursuant to the Company's bylaws and the rules and regulations of the SEC, the notice stating a desire to nominate any person for election as a director of the Company must contain the following items:

  •
  The stockholder's name, address, and beneficial ownership of shares of the Company,

  •
  The name, age, business address, residential address, and principal occupation or employment of the person to be nominated,

  •
  The nominee's signed consent to serve as a director of the Company, if elected,

  •
  The number of shares of the Company's stock beneficially owned by the nominee,

  •
  A description of all arrangements and understandings between the stockholder and the nominee pursuant to which the nomination is to be made, and

  •
  Such other information concerning the nominee as would be required in a proxy statement soliciting proxies for the election of the nominee under the rules of the SEC.

        A copy of the Company bylaws specifying the requirements will be furnished to any stockholder upon written request to the Secretary.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        Stockholders interested in communicating with a director or with the directors as a group, or persons interested in communicating complaints concerning accounting, internal controls or auditing matters to the Audit Committee, may do so by writing care of the Corporate Secretary, PacWest Bancorp, 275 N. Brea Blvd., Brea, CA 92821. The Board of Directors has adopted a process for handling correspondence received by the Company and addressed to members of the Board. Under that process, the Corporate Secretary of the Company reviews all such correspondence and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof, or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Company's General Counsel and/or other members of the Company's management review committee and handled in accordance with procedures established by the Audit Committee with respect to such matters. These procedures include the ability to post reports anonymously via an Internet-based tool or via a toll-free "hot-line" available to employees and advisors for purposes of reporting alleged or suspected wrongdoing.

 "HOUSEHOLDING" OF PROXY MATERIALS

        The SEC has approved a rule concerning the delivery of annual reports and proxy statements. It permits a single set of these reports to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses of the Company. In accordance with a notice sent to certain stockholders who shared a single address, only one annual report and proxy statement will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate proxy statement or annual report either now or in the future, he or she may contact our transfer agent Wells Fargo Shareowner Services at (800) 468-9176 or by mail at P.O. Box 64874, St. Paul, MN 55164-0874. Stockholders sharing an address who wish to receive a single set of reports or proxy statements may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting Wells Fargo Shareowner Services at the address set forth above, if they are record holders.

INCORPORATION BY REFERENCE

        The sections in this Proxy Statement entitled "Compensation Committee Report" and "Audit Committee Report" do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates any such Reports by reference therein.

By Order of the Board of Directors,
/s/ LYNN M. HOPKINS Lynn M. Hopkins, Corporate Secretary
Dated: April 5, 2011

A. Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2, 3, 5 and 6 and that you select “3 years” for Proposal 4. All nominees listed below (except as marked to the contrary) 1. Election of 01 Mark N. Baker 06 George E. Langley 11 John W. Rose ¦ FOR ¦ WITHHOLD Directors: 02 Craig A. Carlson 07 Susan E. Lester 12 Robert A. Stine ALL NOMINEES AUTHORITY 03 Stephen M. Dunn 08 Timothy B. Matz 13 Matthew P. Wagner (except as marked) TO VOTE FOR 04 John M. Eggermeyer 09 Arnold W. Messer ALL NOMINEES 05 Barry C. Fitzpatrick 10 Daniel B. Platt (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. To approve a proposal to ratify the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 2011: ¦ For ¦ Against ¦ Abstain 3. To approve an advisory (non-binding) proposal on the compensation of the Company’s named executive officers: ¦ For ¦ Against ¦ Abstain 4. To vote on an advisory (non-binding) proposal on the frequency of an advisory vote on the compensation of the Company’s named executive officers: ¦ 1 Year ¦ 2 Years ¦ 3 Years ¦ Abstain 5. To approve a proposal for an adjournment or postponement of the Meeting if necessary to solicit additional proxies: ¦ For ¦ Against ¦ Abstain 6. To transact any other business as may properly come before the Meeting and at any postponements or adjournments thereof: ¦ For ¦ Against ¦ Abstain THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K. C. Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below Date _____________________________________ Please keep signature(s) within the box. (Please sign exactly as name appears on this card. When signing as an attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners should sign.) COMPANY # Please fold here – Do not separate TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. Address Change? Mark box, sign, and indicate changes below: ¦ Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945 B. Non-Voting Items Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting ¦

PACWEST BANCORP ANNUAL MEETING OF STOCKHOLDERS Tuesday, May 10, 2011 10:30 a.m. The Jonathan Club 950 Palisades Beach Road Santa Monica, CA 90403 PacWest Bancorp 10250 Constellation Blvd., Suite 1640 Los Angeles, CA 90067 proxy This Proxy is Solicited on Behalf of the Board of Directors of PacWest Bancorp. The undersigned hereby appoints Matthew P. Wagner, Victor R. Santoro, and Jared M. Wolff, and each of them, the proxy or proxies of the undersigned with full powers of substitution to each to attend the Annual Meeting of Stockholders (the “Meeting”) of PacWest Bancorp (the “Company”) to be held on May 10, 2011 at The Jonathan Club, 950 Palisades Beach Road, Santa Monica, CA 90403, beginning at 10:30 a.m. local time, and any adjournments thereof, and to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below, and on any other matters properly brought before the Meeting or any adjournments thereof, all as set forth in the Proxy Statement dated April 5, 2011. Unless otherwise directed, this proxy will be voted “FOR” the approval of Proposals 1, 2, 3, 5 and 6 and “3 years” for Proposal 4 and otherwise in the discretion of the proxies on all other matters properly brought before the Meeting. Electronic Voting Instructions You can vote by Internet, Telephone or Mail Available 24 hours a day, 7 days a week! Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Proxies submitted by the Internet or telephone must be received by 12:00 p.m., Central Time, on May 9, 2011. VOTE BY INTERNET VOTE BY TELEPHONE MAIL Log on to the Internet and go to Call toll free 1-800-560-1965 Mark, sign and date your proxy www.eproxy.com/pacw within the United States and Canada card and return it in the Follow the steps outlined or 1-816-737-9783 from other countries postage-paid envelope provided. on the secured website. any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ¦X If you have not voted via the Internet or Telephone, fold along the perforation and return in the enclosed envelope.